UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Acadia Realty Trust

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2017
TO THE COMPANY'S SHAREHOLDERS:

Please take notice that the annual meeting of shareholders (the "Annual Meeting") of Acadia Realty Trust (the "Company") will be held on Wednesday, May 10, 2017, at 1:00 p.m., EDT time. This year's Annual Meeting will be a completely "virtual meeting" of shareholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AKR17. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the purpose of considering and voting upon:

1.	The election of eight Trustees to hold office until the next Annual Meeting or until their successors are duly elected and qualified;

2.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017;

3.
The approval, on an advisory basis, of the compensation of Named Executive Officers as disclosed in the Company's 2017 Proxy Statement in accordance with compensation rules of the Securities and Exchange Commission;

4.
To approve an amendment to the Company’s Declaration of Trust to increase the authorized share capital of the Company from 100 million shares of beneficial interest to 200 million shares of beneficial interest;

5.
To determine, on an advisory basis, whether the shareholder vote to approve the compensation of the Named Executive Officers, in accordance with compensation rules of the Securities and Exchange Commission, should occur every one, two or three years; and

6.	Such other business as may properly come before the Annual Meeting.

The Board of Trustees of the Company recommends a vote "FOR" proposals 1 through 4 and a vote of "ONE-YEAR" for proposal 5. You should carefully review the accompanying Proxy Statement which contains additional information.

The Board of Trustees has fixed the close of business on March 17, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By order of the Board of Trustees

Jason Blacksberg, Secretary
March 28, 2017

SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE VIRTUAL MEETING, ARE REQUESTED TO VOTE THEIR SHARES ELECTRONICALLY VIA THE INTERNET OR BY COMPLETING AND RETURNING THE PROXY CARD, IF YOU REQUESTED PAPER PROXY MATERIALS. VOTING INSTRUCTIONS ARE PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OR, IF YOU REQUESTED PRINTED MATERIALS, THE INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD AND INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.
ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO THE MEETING, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE DURING THE MEETING. IT IS IMPORTANT THAT YOU VOTE YOUR COMMON SHARES. YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.
YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL MEETING VIA LIVE WEBCAST BY VISITING WWW.VIRTUALSHAREHOLDERMEETING.COM/AKR17, BUT YOU SHOULD SUBMIT A PROXY BY INTERNET OR MAIL PRIOR TO THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND.

ACADIA REALTY TRUST
411 THEODORE FREMD AVENUE, SUITE 300, RYE, NEW YORK 10580

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
May 10, 2017

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees ("Board of Trustees," "Trustees" or "Board") of Acadia Realty Trust (the "Company") for use at the annual meeting of shareholders scheduled to be held on Wednesday, May 10, 2017, at 1:00 p.m., EDT time, via live webcast at www.virtualshareholdermeeting.com/AKR17, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about March 28, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 10, 2017. This Proxy Statement and the Company's 2016 Annual Report to shareholders are available at www.acadiarealty.com/proxy.

The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of retaining a third party that will assist the Company in preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, the Company's Board of Trustees, officers and employees may solicit proxies in connection with the Annual Meeting by e-mail, telephone, personal interviews or otherwise. Trustees, officers and employees will not be paid any additional compensation for soliciting proxies. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001, of the Company, (the "Common Shares") held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted "FOR" each of proposals 1 through 4 and a vote of "ONE YEAR" for proposal 5 set forth in the Notice of Annual Meeting.

You may revoke your proxy and reclaim your right to vote:

•	by submitting a later-dated proxy either by Internet or telephone by following the instructions on your proxy or voting card;

•	electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AKR17 when you enter your 12-Digit Control Number;

•	by submitting a later-dated written proxy to the address shown on your proxy or voting card; or

•
if you are a holder of record, by (i) delivering by mail to the Company's Corporate Secretary at or prior to the Annual Meeting an instrument revoking your proxy or (ii) delivering a subsequently dated proxy with respect to the same Common Shares to the Board at or prior to the Annual Meeting.

Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to the attention of the Corporate Secretary, Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580.

The Board of Trustees recommends a vote "FOR" proposals 1 through 4 and a vote of "ONE-YEAR" for proposal 5.

OUTSTANDING SHARES AND VOTING RIGHTS

The outstanding capital shares of beneficial interest of the Company ("Shares") as of March 17, 2017 consisted of 83,629,285 Common Shares. Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees has fixed the close of business on March 17, 2017 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast a majority of all the votes entitled to be vast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting.

The affirmative vote of a majority of all the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting at which a quorum is present is required for (i) the election of each Trustee, (ii) the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the year ending December 31, 2017, (iii) the advisory (non-binding) resolution approving the Company's executive compensation program for Named Executive Officers, and (iv) the advisory (non-binding) resolution approving that the compensation of the Named Executive Officers, in accordance with compensation rules of the Securities and Exchange Commission, should occur every one, two or three years. With respect to any of the foregoing, an “affirmative vote of a majority of all the votes cast” means that the number of shares voted for such Trustee-nominee or proposal must exceed the number of shares voted against such Trustee-nominee or proposal. There is no cumulative voting in the election of Trustees. The affirmative vote of a majority of the holders of the Common Shares currently issued and outstanding is required for the approval of an amendment to the Company's Declaration of Trust to increase the authorized share capital of the Company from 100 million Shares to 200 million Shares.

With respect to a particular Trustee-nominee or proposal, holders of Common Shares may vote for or against such Trustee-nominee or proposal by marking "FOR" or "AGAINST," respectively, on their proxy. Alternatively, holders of Common Shares may abstain from voting on a particular Trustee-nominee or proposal by marking "ABSTAIN" on their proxy. Proxies marked "ABSTAIN" (or for which no vote is indicated) are included in determining the presence of a quorum for the Annual Meeting. Except with respect to broker non-votes, proxies for which no vote is indicated are treated as votes cast and are voted in accordance with the recommendation of the Board of Trustees as set forth in this Proxy Statement. Proxies marked "ABSTAIN," on the other hand, are not treated as votes cast and thus are not the equivalent of votes for or against a Trustee-nominee or any of the proposals, as the case may be, and will not affect the vote with respect to these matters other than with respect to the proposal to amend the Company’s Declaration of Trust to increase the authorized share capital of the Company from 100 million Shares to 200 million Shares. With respect to such proposal, a vote to "ABSTAIN" is treated as a vote "AGAINST" that proposal. With respect to the proposal to approve whether the compensation of the Named Executive Officers, in accordance with compensation rules of the Securities and Exchange Commission, should occur every one, two or three years, a vote to "ABSTAIN" is treated as a vote of "ONE-YEAR."

A "broker non-vote" occurs when a nominee holding Common Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Of the proposals to be voted upon at the Annual Meeting, the only vote that a nominee may cast without receiving instructions from the beneficial owner is the vote to ratify the appointment of the independent registered public accounting firm. Signed proxies returned without specific voting instructions will be voted "FOR" proposals 1-4 and "ONE-YEAR" with respect to proposal 5.

PROPOSAL 1 - ELECTION OF TRUSTEES

There are eight nominees for election as Trustees for one-year terms, expiring in 2018 or until their respective successors are duly elected and qualified. Election of each Trustee requires the approval of all the majority of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting.

The Company's Declaration of Trust provides that the Board of Trustees may be composed of up to a maximum of 15 members. Pursuant to a resolution of the Board, the Board of Trustees currently consists of eight Trustees, each of whom serves until the next annual meeting or until his or her successor is duly elected and qualified. As stated elsewhere herein, the enclosed proxy will be voted for the election as Trustee of each nominee whose name is set forth below unless a contrary instruction is given. All of the nominees currently serve as Trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as Trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their discretion. The Board of Trustees has a Nominating and Corporate Governance Committee.

Trustee Independence

With seven independent Trustees out of eight, the Board has satisfied its objective that a majority of the Board should consist of independent Trustees. The Board of Trustees has affirmatively determined that each of Messrs. Crocker, Kellar, Spitz, Wielansky and Zoba, and Mss. Luscombe and Thurber is independent under the rules of the New York Stock Exchange. In determining this, the Board of Trustees considered transactions and relationships between each Trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board of Trustees has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is independent under the criteria for independence set forth in the listing standards of the New York Stock Exchange. Upon the election of all nominees, the Company will continue to meet the New York Stock Exchange requirement for a majority of independent Trustees serving on the Board of Trustees.

The following is a brief description of the nominees for election as Trustees of the Company:

Nominees for Election as Trustees

Kenneth F. Bernstein, age 55, has been Chief Executive Officer ("CEO") of the Company since January of 2001. He has been the President and a Trustee of the Company since August 1998, when the Company acquired substantially all of the assets of RD Capital, Inc. ("RDC") and affiliates. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC, its management companies, and its affiliated partnerships. Prior to joining RDC, Mr. Bernstein was an associate at the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law. Mr. Bernstein also serves on the board of Golub Capital BDC. Mr. Bernstein is also a member of the National Association of Corporate Directors ("NACD"), International Council of Shopping Centers ("ICSC"), where he is on the Board of Trustees and has previously served as the co-chair of the Committee on Open-Air Centers, National Association of Real Estate Investment Trusts ("NAREIT"), Urban Land Institute ("ULI"), and the Real Estate Roundtable. In addition to being a member of the Young Presidents Organization, where he was the founding chairman of the Real Estate Network and currently sits on the Board of Advisors, he also sits on the Department of Real Estate Advisory Board at Baruch College.

The Board believes Mr. Bernstein's qualifications to sit on the Board include his extensive real estate, management and board experience. Highlights of these qualifications include Mr. Bernstein's:

•	service as president and chief executive officer of the Company for the past 16 years;

•	extensive network of contacts in the real estate industry and his leadership positions with various industry and business associations;

•	five years of experience as a real estate attorney;

•	eight years of experience as the Chief Operating Officer of a private real estate company; and

•	three years of experience as the Chief Operating Officer of a public real estate company.

Douglas Crocker II, age 76, has been a Trustee of the Company since November 2003. Mr. Crocker has been the managing partner of DC Partners LLC since 2013. He was the Chief Executive Officer of Equity Residential, a multi-family residential real estate investment trust ("REIT"), from December 1992 until his retirement in December of 2002. During Mr. Crocker's tenure, Equity Residential grew from 21,000 apartments with a total market capitalization of $700 million to a $17 billion company with over 225,000 apartments. Mr. Crocker was also a former Managing Director of Prudential Securities, and from 1982 to 1992 served as Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance. From 1979 to 1982, Mr. Crocker was President of American Invesco, the nation's largest condominium conversion company, and from 1969 to 1979 served as Vice President of Arlen Realty and Development Company. He currently sits on the boards of the real estate investment trusts Colony Northstar and Care Capital Properties. Mr. Crocker is a member of the National Multi- Housing Council. In addition, Mr. Crocker serves as a trustee of Milton Academy. Mr. Crocker has been a five-time recipient of Commercial Property News' Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award, a three-time winner of Realty Stock Review's Outstanding CEO Award, and received NAREIT's 2010 Edward H. Linde Industry Leadership Award. Mr. Crocker is also a member of the NACD.

The Board believes Mr. Crocker's qualifications to sit on the Board include his extensive CEO, board, financial and real estate experience. Highlights of these qualifications include Mr. Crocker's:

•	service as CEO of Equity Residential, a publicly traded REIT, for ten years;

•	current service on the boards of directors of other REITs;

•	past service on the audit committees of the boards of directors of a number of publicly traded companies; and

•	over 40 years of experience in the real estate industry.

Lorrence T. Kellar, age 79, has been a Trustee of the Company since November 2003 and is an "audit committee financial expert" as that term is defined by the U.S. Securities and Exchange Commission ("SEC"). Mr. Kellar was Vice President at Continental Properties, a retail and residential developer from November 2002 until his retirement in November 2009. He is a director of Spar Group, Inc. and the recently retired chairman of Multi-Color Corporation. Prior to joining Continental Properties in November of 2002, Mr. Kellar served as Vice President of Real Estate with Kmart Corporation from 1996 to 2002. From 1965 to 1996, Mr. Kellar served with The Kroger Co., the country's largest supermarket company, where his final position was Group Vice President of Finance and Real Estate. Mr. Kellar is also a member of the NACD.

The Board believes Mr. Kellar's qualifications to sit on the Board include his extensive real estate development, public company board, asset management and mergers and acquisitions experience, as well as financial expertise. Highlights of these qualifications include Mr. Kellar's:

•	over 40 years of real estate operating and development experience;

•	extensive experience managing financial functions, including general accounting, audit, finance, and treasury;

•	qualification as an "audit committee financial expert" as that term is defined by the SEC;

•	service on the boards of directors of eight public companies, including his service as the chair on two of those boards;

•	service as chair of both the City of Cincinnati and Kroger pension funds;

•	past service as chair of the Bartlett Management Trust mutual fund group; and

•	involvement in a number of mergers and acquisitions transactions while with Kroger, U.S. Shoe, BT Office Products International and Multi-Color Corporation.

Wendy Luscombe, age 65, has been a Trustee of the Company since May 2004. Since 1994 Ms. Luscombe has worked independently including being master advisor to the Prudential, PLC of the U.K. on its US real estate strategy and also asset managing its retail properties. From 1989 to 1994, Ms. Luscombe was based in London and was Chief Executive Officer of Taylor Woodrow Construction's urban renewal subsidiary, responsible for its London Dockland developments. She also worked on the Russian and Australian projects of a private developer. Prior to that, from 1979 to 1989, Ms. Luscombe was Chief Executive Officer of Pan American Properties, Inc. a New York based public REIT sponsored by the British Coal Pension Funds. During the same period she was also Chief Executive Officer and Chief Investment Officer of Buckingham Holdings, Inc. the U.S. private equity investor of the British Coal Pension Funds. Ms. Luscombe was responsible for the acquisition, management and disposition of all the assets of these two entities, including the unsolicited takeover of two publicly traded REITs. The portfolios of these entities totaled approximately $1 billion. Ms. Luscombe has sat on the boards of both public and private companies in both the U.S. and Europe, including the Zweig Fund and Zweig Total Return Fund where she was Co-Lead Director from 2005-2013 and Deutsche Bank's International Real Estate Opportunity Funds (1A and B) where she was Chair of the Management Oversight Committee until 2014. Additionally, she was appointed by the State Comptroller to serve on the Real Estate Advisory Committee for the New York State Common Retirement Fund from 2012 to 2013. She sat on the board of PXRE Reinsurance Company where she served as Chair of the Investment Committee from 1994 to 2007. Ms. Luscombe is also a member of the NACD and served as a member of NACD's teaching faculty, a Fellow of the Royal Institution of Chartered Surveyors and a Member of the Chartered Institute of Arbitrators. Her government and not for profit board service includes the Board of Governors of NAREIT and the Commission for the New Towns, a U.K. Government entity. She received her degree in Estate Management from Oxford Brookes University.

The Board believes Ms. Luscombe's qualifications to sit on the Board include her extensive real estate operational background, CEO experience, asset management experience, extensive board service and strong corporate governance background. Highlights of these qualifications include Ms. Luscombe's:

•	experience as the CEO of a public equity REIT in the United States for ten years;

•	experience as the CEO of a UK urban renewal developer for two years;

•	experience as the chief investment officer in the United States for a foreign pension fund and a real estate advisor to a U.S. pension fund;

•	experience in a variety of real estate asset types including, among others, regional malls, community shopping centers and mixed use;

•
service as an independent director for nearly 30 years, including service on all board committees including audit, compensation, investment and nominating and corporate governance, including chairmanships of committees and service as co-lead director;

•	service on the NACD faculty that conducts in-board training;

•	experience as one of the first governors of NAREIT;

•	successful launch of two successful contested REIT takeovers;

•	qualification as an "audit committee financial expert" as that term is defined by the SEC; and

•	experience and training in information systems and cyber security, including pre certification courses for CISSP.

William T. Spitz, age 65, has been a Trustee of the Company since August 2007. Mr. Spitz has served as a Director of Diversified Trust Company, a private wealth management trust company, for 22 years and has served as a Director and Principal since March 2009. Previously, he was Vice Chancellor for Investments and Treasurer of Vanderbilt University, Nashville, Tennessee from 1985 to July 2007. As Vice Chancellor for Investments at Vanderbilt, Mr. Spitz was responsible for managing the University's $3.5 billion endowment. He was also a member of the Senior Management Group of the University, which is responsible for the day- to-day operations of the institution. During his tenure, the Vanderbilt endowment earned returns in the top 10% of a broad universe of endowments for multiple time frames. While at Vanderbilt, Mr. Spitz conducted asset allocation studies and implemented detailed investment objectives and guidelines, developed a comprehensive risk management plan, invested in approximately two hundred limited partnerships in five illiquid assets classes, selected new custodians for both the endowment fund and the University's charitable remainder trusts and implemented a more aggressive approach to working capital management which increased returns by 2% per annum. In addition, Mr. Spitz was also on the faculty of Vanderbilt University as Clinical Professor of Management- Owen Graduate School of Management. He has also held various high-level positions with successful asset management companies and has served on the board of several companies, including Cambium Global Timber Fund, The Common Fund, MassMutual Financial, and the Bradford Fund. He has also served on multiple advisory committees, including Acadia's Opportunity Fund Advisory Boards, on which he served from 2001 to July 2007. Mr. Spitz is a published author and frequent speaker at industry conferences and seminars.

The Board believes Mr. Spitz's qualifications to sit on the Board include his asset management experience as well as real estate development, board, fund, and REIT experience. Highlights of these qualifications include Mr. Spitz's:

•	former role as Vice Chancellor for Investments and Treasurer of Vanderbilt University for over 20 years;

•	former responsibilities managing Vanderbilt University's multi-billion dollar endowment fund;

•	high-level positions with successful asset management companies;

•	service on the boards of directors of several companies;

•	service on multiple fund advisory committees, including, previously, the Company's fund advisory boards;

•	involvement in numerous real estate development projects;

•	former position as director of a private REIT;

•	past service on the audit committee of MassMutual; and

•	qualification as chartered financial analyst.

Lynn C. Thurber, 70, has been a Trustee of the Company since March 2016. Ms. Thurber is currently the chairman of LaSalle Investment Management, a global real estate money management firm with over $55 billion of assets under management, investing in private real estate as well as publicly-traded real estate companies on behalf of institutional and individual investors. Prior to becoming chairman of LaSalle Investment Management, Ms. Thurber was the chief executive officer of LaSalle Investment Management from March 2000 to December 2006 and co-president from December 1994 to March 2000. Prior to Alex Brown, Kleinwort Benson ("ABKB") Realty Advisors’ merger with LaSalle Partners in 1994, Ms. Thurber was chief executive officer of that company. Before joining ABKB in 1992, she was a principal at Morgan Stanley & Co. Ms. Thurber is also chairman of the board of Jones Lang LaSalle Income Property Trust, an SEC registered, non-traded REIT. Ms. Thurber earned an M.B.A. from Harvard Business School and an A.B. from Wellesley College. Ms. Thurber is a member of the board of Duke Realty Corporation. Ms. Thurber is a board member and the immediate past global Chairman of ULI-Urban Land Institute. In addition, Ms. Thurber is currently a member of The Chicago Network and the Wellesley College Business Leadership Council and a member of the board of the Bitterroot Land Trust. Ms. Thurber was the 2013 recipient of the Landauer White award from the Counselors of Real Estate and the 2015 recipient of the Lifetime Achievement Award from the ULI District Council of Chicago.

The Board believes Ms. Thurber’s qualifications to sit on the Board include her extensive real estate investment, capital markets and Board experiences. Highlights of these qualifications include Ms. Thurber's:

•	experience as CEO, Co-president or Chairman of real estate investment management companies for over twenty-two years;

•	extensive experience investing in and managing real estate properties including retail shopping centers, neighborhood and community centers and mixed-use properties;

•	experience in investing and managing real estate in private fund entities on behalf of institutional investors for twenty-six years;

•	current service on two other public REIT boards and past service on another public real estate company board and numerous private real estate fund and company boards;

•	service on audit, finance, nominating and compensation committees of real estate company boards; and

•	over 35 years’ experience in the real estate industry

Lee S. Wielansky, age 65, has been a Trustee of the Company since May 2000 and the Lead Trustee since 2004. Mr. Wielansky has been Chairman and Chief Executive Officer of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003. From November 2000 to March 2003, Mr. Wielansky served as Chief Executive Officer and President of JDN Development Company, Inc. and a director of JDN Realty Corporation through its merger with Developers Diversified Realty Corporation in 2003. He was also a founding partner and Chief Executive Officer of Midland Development Group, Inc. from 1983 through 1998 when the company sold its assets to Regency Centers Corporation. Mr. Wielansky is a director of Pulaski Bank, a Director for Isle of Capri Casinos, Inc. and a director of Brookdale Senior Living. Mr. Wielansky is also a member of the NACD.

The Board believes Mr. Wielansky's qualifications to sit on the Board include his real estate development, public company board, fund, asset management and CEO experience. Highlights of these qualifications include Mr. Wielansky's:

•	over 38 years of real estate development experience;

•	his role in developing over 150 shopping centers;

•	his service as Chairman and CEO of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003;

•	service on the boards of directors of four public companies, including three current public company directorships;

•	service on compensation and audit committees;

•	current service on the corporate governance committee for Pulaski Bank;

•	current service as the Lead Trustee of the Company, a position he has held since 2004;

•	responsibility for the asset management of 100 properties, accounting for over 11 million square feet;

•	former position as CEO of JDN Development Company; and

•	former position as Senior Vice President and Director of Regency Centers.

C. David Zoba, age 65, has been a Trustee of the Company since August 2015. Mr. Zoba retired on January 31, 2016 from his position as Senior Real Estate Strategy advisor for Gap Inc. that he held since 2015, after having served, since 2009, as Senior Vice President of Global Real Estate and Store Development for Gap Inc., the $15 billion retailer operating as Gap, Banana Republic, Old Navy, Athleta, Intermix and Outlet Brands. Immediately prior to joining Gap, Inc., Mr. Zoba was Principal and Chief Operating Officer for Steiner +Associates, one of the country's most respected mixed-use retail developers. From November 2004 through April 2006, Mr. Zoba served as president and chief operating officer of Premier Properties, a real estate development company. From 2001 through late 2004, Mr. Zoba worked for Galyan's Trading Company, Inc., where, as EVP, he helped create and launch a specialty sporting goods retailer that later became part of Dick's Sporting Goods. In the mid-1990s, Mr. Zoba was with The Limited (now L Brands) and served as chief transaction attorney, and then expanded his responsibilities significantly to other areas during his seven years there. Mr. Zoba earned his undergraduate degree from Harvard University and attended the London School of Economics for graduate studies. Mr. Zoba has a Juris Doctorate from Case Western Reserve University Law School. Since July 2015, Mr. Zoba has been Chairman (Non-Executive), Global Retail Leasing Board, with Jones Lang LaSalle Incorporated. Mr. Zoba is also an Executive Board Member and Chair of the Compensation Committee, International Council of Shopping Centers and serves on the newly constituted governing board for this 65,000+ member shopping center real estate trade association. He serves as a consultant for Crown Acquisitions, Inc., serving as a non-employee consultant in connection with urban retail real estate acquisitions and in support of retailer relationships.

The Board believes Mr. Zoba's qualifications to sit on the Board include his extensive retail, real estate and Board experiences. Highlights of these qualifications include Mr. Zoba's:

•	management of real estate transactions and professionals for Gap Inc.'s 3,300 retail stores operating in 10 countries;

•	experience as a chief transaction attorney;

•	experience in growing retail brands in both North America and globally;

•	service on the boards of directors of several companies; and

•	experience in supporting the strategy and growth of the retail leasing business for global real estate services and consulting businesses.

Vote Required; Recommendation

The election to the Board of Trustees of each of the eight nominees will require the affirmative vote of a majority of all the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote "FOR" the election of each of the eight nominees to the Board of Trustees. Unless otherwise indicated by a shareholder on a proxy and except with respect to broker non-votes, shares will be voted "FOR" the election of each nominee.

Because the election of nominees to the Board of Trustees is a non-routine matter under the rules of the New York Stock Exchange, brokerage firms, banks and other nominees who hold shares on behalf of clients in "street name" are not permitted to vote the Common Shares if the client does not provide instructions.

For additional information regarding voting requirements, please refer to "Outstanding Shares and Voting Rights" above.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has selected BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 and has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of BDO USA, LLP as the Company's independent registered public accounting firm is not required by the Company's Declaration of Trust, Bylaws or otherwise. However, the Audit Committee is submitting the selection of BDO USA, LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Notwithstanding the ratification of, or failure to, ratify the selection, the Audit Committee of the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its subsidiaries.

Representatives of BDO USA, LLP, the Company's auditors for 2016, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

Vote Required; Recommendation

The affirmative vote of a majority of all the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting is required to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board of Trustees unanimously recommends that the shareholders vote "FOR" the ratification of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017. Unless otherwise indicated by a shareholder on a proxy and except with respect to broker non-votes, shares will be voted "FOR" such ratification.

For additional information regarding voting requirements, please refer to "Outstanding Shares and Voting Rights" above.

PROPOSAL 3 - ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Company is seeking a non-binding shareholder vote approving the compensation of Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules and as discussed in "Compensation Discussion and Analysis," the compensation tables and any related material. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's Named Executive Officers and the policies and practices described in this Proxy Statement.

The Board and management have thoughtfully designed the Company's executive compensation philosophy, policies and programs tailored with the understanding of the Company's business and the strategic mission of the Company.

The Compensation Committee's executive compensation objectives are as follows:

1.	Motivating the Company's Named Executive Officers to create maximum shareholder value.

2.	Providing incentives to the Company's Named Executive Officers that reward dedication, hard work and success.

3.	Providing a compensation program that ensures "pay for performance."

4.	Aligning the interests of the Company's Named Executive Officers and shareholders as closely as possible.

5.	Aligning the interests of the Company's Named Executive Officers and the Company's external fund investors as closely as possible.

6.	Creating the right mix of long-term incentives to motivate and to retain the Company's Named Executive Officers.

7.	Creating an incentive compensation program that can go beyond the Company's Named Executive Officers and be utilized throughout the organization.

Vote Required; Recommendation

The affirmative vote of a majority of all the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting is required to approve the advisory (non-binding) resolution approving the Company's executive compensation program for Named Executive Officers as set forth in this Proxy Statement. Because the shareholder vote is advisory, the results will not be binding upon the Board. However, the Compensation Committee will take the outcome of the vote expressed by the shareholders into consideration for future executive compensation arrangements. The Board of Trustees unanimously recommends that the shareholders vote "FOR" the approval, on an advisory basis, of the Company's executive compensation program for Named Executive Officers as set forth in this Proxy Statement. Unless otherwise indicated by a shareholder on a proxy and except with respect to broker non-votes, shares will be voted "FOR" the approval of the executive compensation.

Because this proposal is a non-routine matter under the rules of the New York Stock Exchange, brokerage firms, banks and other nominees who hold Common Shares on behalf of clients in "street name" are not permitted to vote the Common Shares if the client does not provide instructions.

The Company is seeking an advisory vote on executive compensation annually. See Proposal 5, below. The next advisory vote on executive compensation after this years' advisory vote is expected to occur at the 2018 Annual Meeting.

For additional information regarding voting requirements, please refer to "Outstanding Shares and Voting Rights" above.

PROPOSAL 4 - APPROVAL OF AMENDMENT TO THE COMPANY’S DECLARATION
OF TRUST TO INCREASE AUTHORIZED SHARES

The Board of Trustees has recommended the approval of an amendment to the Company’s Declaration of Trust to increase the number of authorized Shares from 100 million Shares to 200 million Shares. More specifically, it is proposed that Article VI, Section 6.1 of the Declaration of Trust be amended to read as follows (additions shown as underlined and deletions shown as ~~struck through~~):

SECTION 6.1    Shares.  The beneficial interest in the Trust shall be divided into Shares.  The total number of Shares which the Trust has authority to issue is 200,000,000~~100,000,000~~, and shall consist of common Shares and such other types or classes of Securities of the Trust as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Trust.  Shares may be issued for such consideration as the Trustees determine or, if issued as a result of a Share dividend of Share split, without any consideration, in which case all Shares so issues shall be full paid and nonassessable.

The number of Shares authorized under the current Declaration of Trust and the number of Shares issued and outstanding are set forth below:

Authorized	Shares Issued and Outstanding as of March 17, 2017
100,000,000	83,629,285

Of the 100,000,000 Shares authorized, the Company has reserved (i) 100,000 Common Shares for issuance under the Share Purchase Plan (the "Share Purchase Plan"), of which 26,686 remain to be issued as of December 31, 2016, (ii) 5,154,511 Common Shares for issuance in exchange of units of limited partnership interest outstanding in Acadia Realty Limited Partnership ("OP Units") and (iii) 3,700,000 Common Shares for issuance pursuant to the Second Amended and Restated 2006 Plan (the "2006 Plan"), of which 2,093,419 remain to be issued as of December 31, 2016.

After giving effect to the number of Shares issued and outstanding, as well as the reserves for issuance under the Company's Share Purchase Plan and the 2006 Plan, and reserves for the issuance of Common Shares upon conversion of OP Units, the Company has 8,146,024 Shares (or 8%) that remain authorized and available for issuance. The Board believes that this number of Shares is insufficient to meet the long term needs of the Company as discussed below.

On February 28, 2017, the Board adopted a resolution which set forth the proposed amendment to increase the number of authorized Shares and declared that such amendment is advisable, and directed that the proposed amendment to increase the number of authorized Shares be submitted for consideration by the shareholders at the Annual Meeting.

Purpose of Amendment

Over the past few years, the Company has issued Common Shares primarily in follow-on offerings and through its at-the-market ("ATM") program. Net proceeds raised through the Company’s ATM program and follow-on offerings are primarily used for acquisitions, both for the Company’s Core Portfolio and its pro-rata share of Fund acquisitions, and for other general corporate purposes. The Company has also issued Common Shares under the Share Purchase Plan and the 2006 Plan.

As is the case with the existing Shares, under the current terms of the Company’s Declaration of Trust, the additional Shares which would be authorized by the proposed amendment could be designated as Common Shares or Preferred Shares as the Board determines, without further shareholder approval. The Board believes that the availability of additional Shares is essential for the Company to successfully pursue its investment strategy. It will also enhance the Company’s flexibility in connection with general corporate purposes, such as equity offerings, issuing Common Shares upon conversion of OP Units, and acquisitions. If approved, this will be the first increase in the authorized number of Shares since 1998.

Although there are no present agreements, plans, arrangements, commitments or understandings with respect to the issuance of additional Shares (other than Shares that have been reserved for conversion of OP Units and incentive awards), the newly authorized Shares could be issued at such times and for such corporate purposes as the Board may deem advisable without further action by the shareholders, except as may be required by applicable law or by the rules of the NYSE or any other stock exchange or national securities association trading system on which the Shares may be listed or traded. In this regard, shareholder approval of equity compensation plans would be required for new equity compensation plans or to increase the number of Common Shares available under existing equity compensation plans, and various rules of the SEC and the Internal Revenue Service would make shareholder approval of such an arrangement very desirable in many cases. Subject to such shareholder approvals, the Board could authorize the issuance of these Shares for any corporate purpose that the Board deems advisable, which may include capital raising transactions of equity or convertible debt securities, share splits, share dividends, issuance under current or future equity compensation and incentive plans, employee share plans and savings plans, and acquisitions of individual properties or portfolios of multiple properties.

Capital-raising is an essential part of the Company’s investment strategy. If the Company is unable to issue additional Shares, or securities convertible into Shares, (1) it may have difficulty raising funds to complete future investments or meet obligations and commitments as they mature (depending on its access to other sources of capital), and/or (2) it may be forced to limit future investments or alter its capitalization structure and increase leverage in order to finance future investments and obligations. These adjustments to the Company’s investment strategy may limit the Company’s ability to generate earnings growth and increase shareholder value. Therefore, the Board has determined it advisable and in the best interests of the Company to amend the Declaration of Trust to increase the authorized number of Shares.

Potential Risks of the Amendment

The rights and terms of the Shares (including outstanding Common Shares) will not be changed in any way by the proposed amendment. The Company’s shareholders do not have preemptive rights with respect to issuances of Shares. Accordingly, any issuance of additional Shares of a particular class will reduce the current shareholders’ percentage ownership interest in the total outstanding Shares of that class, although the Board will only issue additional Shares if it is in the Company’s interest to do so. The authorization and subsequent issuance of additional Shares may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing shareholders. The Board recognizes the potential dilutive impact issuing additional Shares will have on the outstanding Shares and believes that the proposed increase in the authorized Shares strikes an appropriate balance between advancing its investment strategy and minimizing dilution.

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any proposal that may be used as an antitakeover device. The availability for issuance of additional Shares could enable the Board to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding Shares, the interest of the party attempting to gain control of the Company could be diluted. Also, the additional Shares could be used to render more difficult a merger or similar transaction. The Board is not aware of any attempt, or contemplated attempt, to obtain control of the Company. The proposed increase in the number of authorized Shares is not being presented with the intent that it be used to prevent or discourage an attempt to obtain control of the Company. However, nothing would prevent the Board from taking any appropriate actions consistent with what is in the best interest of the Company. Further, in order to protect the Company’s status as a real estate investment trust, the Company’s Declaration of Trust provides that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of the Company’s outstanding Common Shares, by number or by value, by such person (subject to certain exceptions). Consequently, the approval of the proposed amendment should have little incremental effect in discouraging unsolicited takeover attempts. If this proposed amendment is approved, all or any of the authorized Shares may be issued without first offering such Shares to the shareholders for subscription. The Shares may also be issued without further action by the shareholders, except as may be required by applicable law or by the rules of the NYSE or any other stock exchange or national securities association trading system on which the Shares may be listed or traded. The issuance of Shares otherwise than on a pro-rata basis to all current shareholders would reduce current shareholders’ proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases.

Vote Required; Recommendation

The affirmative vote of a majority of all the outstanding Common Shares is required to approve the proposed amendment to the Company’s Declaration of Trust to increase the number of authorized Shares. The Board of Trustees unanimously recommends that the shareholders vote "FOR" approval of the amendment as set forth in this Proxy Statement. Unless otherwise indicated by a shareholder on a proxy and except with respect to broker non-votes, shares will be voted "FOR" the approval of the amendment.

Because this proposal is a non-routine matter under the rules of the New York Stock Exchange, brokerage firms, banks and other nominees who hold Common Shares on behalf of clients in "street name" are not permitted to vote the Common Shares if the client does not provide instructions. Any Common Shares not voted (whether by abstention, broker non-vote, or otherwise) will have the same effect as a vote against this proposed amendment.

For additional information regarding voting requirements, please refer to "Outstanding Shares and Voting Rights" above.

PROPOSAL 5 - ADVISORY APPROVAL ON FREQUENCY OF VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Act, the Company is also required to seek a non-binding advisory shareholder vote regarding the frequency of submission to shareholders of a "say on pay" advisory vote such as set forth in Proposal 3 above. The Dodd-Frank Act specifies that shareholders be given the opportunity to vote on executive compensation programs either annually, every two years or every three years. Although this vote is advisory and non-binding, the Board of Trustees will review voting results and give serious consideration to the outcome of such voting.

The Board of Trustees has determined that an advisory shareholder vote on executive compensation annually is the best approach for the Company and its shareholders. The primary focus of the disclosure of the compensation of the Company’s Named Executive Officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee evaluates the compensation of the Company’s Named Executive Officers each year. An annual say-on-pay resolution will provide the Board of Trustees and the Compensation Committee with the clearest feedback regarding compensation of the Company’s Named Executed Officers. This feedback may then be considered by the Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to shareholders on an annual basis is not expected to impose any substantial additional costs on the Company.

Vote Required; Recommendation

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting is required for advisory (non-binding) approval of Proposal 5. If none of the alternatives presented in Proposal 5 (one year, two years or three years) receive a majority vote, the Board of Trustees will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Trustees or the Company in any way, the Board may decide that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option that received the most votes by the shareholders.

The Board of Trustees recommends a vote for "ONE YEAR" on Proposal 5 regarding the frequency of the shareholder vote to approve the compensation of the Named Executive Officers in accordance with compensation rules of the SEC. Signed proxies returned without specific voting directions will be voted for a frequency of "ONE YEAR."

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding the Common Shares that may be issued under the Company's equity compensation plans consisting of the 2006 Plan and the Share Purchase Plan. In the footnotes to the table, the Company has also presented the information in relation to its equity compensation plans as of the record date.

Equity Compensation Plan Information (4)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:(1)	1,213,286 (2)	$—	2,120,105 (3)
Equity compensation plans not approved by security holders:	—	—	—
Total	1,213,286	$—	2,120,105

Notes:
(1)    Includes information related to the 2006 Plan.

(2)
Includes (a) 50,156 Common Shares issuable upon the vesting of Common Shares subject to time-based vesting and, in some instances, performance-based vesting ("Restricted Share Units") and (b) 1,163,130 long-term incentive units ("LTIP Units") that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to the Company for redemption and acquired by the Company in exchange for Common Shares. Because there is no exercise price associated with Restricted Share Units and LTIP Units, such awards are not included in the weighted average exercise price calculation.

(3)	As of December 31, 2016, there were 2,093,419 Common Shares available for future issuance under the 2006 Plan and 26,686 Common Shares available for future issuance under the Share Purchase Plan.

MANAGEMENT

Trustee Meetings and Attendance

During 2016, the Board of Trustees held four in-person meetings and three telephonic meetings, the Audit Committee held five telephonic meetings, the Compensation Committee held two in-person meetings and had a number of telephonic discussions, the Nominating and Corporate Governance Committee held two in person meetings and three telephonic meetings and the Investment/Capital Markets Committee held numerous telephonic discussions to discuss potential transactions. The Board of Trustees believes consistent attendance with a minimum of missed meetings is important in carrying out the responsibilities of being a Trustee. The average attendance in the aggregate of the total number of Board of Trustees and committee meetings was 99%. No Trustee attended fewer than 93% of the aggregate of all meetings of the Board of Trustees and applicable committee meetings.

The Company does not have a formal policy requiring Trustees to be present at Annual Meetings, although the Company does encourage their attendance. All of the Company's Trustees attended the 2016 Annual Meeting.

Trustees and Executive Officers

The Trustees and executive officers of the Company as of the date of this Proxy Statement are as follows:

Name	Age	Office Held	Year First Became Officer/Trustee	Term Expires
Kenneth F. Bernstein	55	Trustee, Chief Executive Officer and President	1998	2017
Lee S. Wielansky	65	Independent Trustee; Lead Trustee	2000	2017
Douglas Crocker II	76	Independent Trustee	2003	2017
Lorrence T. Kellar	79	Independent Trustee	2003	2017
Wendy Luscombe	65	Independent Trustee	2004	2017
William T. Spitz	65	Independent Trustee	2007	2017
Lynn C. Thurber	70	Independent Trustee	2016	2017
C. David Zoba	65	Independent Trustee	2015	2017
John Gottfried	45	Senior Vice President and Chief Financial Officer	2016	-
Joel Braun	65	Executive Vice President and Chief Investment Officer	1998	-
Christopher Conlon	57	Executive Vice President and Chief Operating Officer	2008	-
Joseph M. Napolitano	52	Senior Vice President and Chief Administrative Officer	1998	-
Jason Blacksberg	41	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	2014	-

Biographical information with respect to Messrs. Bernstein, Crocker, Kellar, Spitz, Wielansky and Zoba and Mss. Luscombe and Thurber is set forth under "PROPOSAL 1 - ELECTION OF TRUSTEES," above.

John Gottfried, age 45, joined the Company in June 2016 as Chief Financial Officer. Mr. Gottfried is responsible for all accounting, financial reporting, budgeting/forecasting, real estate finance, capital market activities, tax and treasury functions. Mr. Gottfried joined Acadia after 18 years at PwC, where he was a Partner and most recently served as the assurance leader of PwC’s New York City Real Estate practice. He earned a Bachelor of Science degree in Business Administration from the University of Dayton and is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Joel Braun, age 65, has been Chief Investment Officer of the Company since January 2007. Mr. Braun was a Senior Vice President of the Company from August 1998 until January 2007 when he was named Executive Vice President. Mr. Braun is responsible for all of the Company's merger and acquisition activities. Previously, Mr. Braun was Vice President of Acquisitions for RDC. Mr. Braun holds a Bachelor's Degree in Business Administration and Psychology from Boston University and a Master's Degree in Planning from The Johns Hopkins University.

Christopher Conlon, age 57, has been Executive Vice President/Chief Operating Officer of the Company since January 2012. From February 2008 through 2011, Mr. Conlon served as Senior Vice President - Leasing and Development. From 1992 to 2007, Mr. Conlon was a partner at Ripco Real Estate Corporation where he was responsible for the leasing and development/redevelopment of neighborhood shopping centers, vertical urban retail centers and mixed-use properties with retail components. Mr. Conlon received his Bachelor of Arts from the State University of New York at Stony Brook and his J.D. from St. John's University School of Law.

Joseph M. Napolitano, age 52, has been Senior Vice President and Chief Administrative Officer of the Company since April 2007. He is accountable for managing the Company’s property management, human resources, marketing and information technology disciplines. Mr. Napolitano has been with the Company since January 1995, and has 35 years of real estate experience. Mr. Napolitano has a bachelor’s degree in Business Administration from Adelphi University, is a Master Human Capital Strategist (MHCS) as certified by the Human Capital Institute, is a Certified Property Manager (CPM) by the Institute of Real Estate Management, and is a Real Property Administrator (RPA) certified by the Building Owners and Managers Institute International. Mr. Napolitano is also a board member for DDI (Developmental Disabilities Institute), a non-profit, multi-site agency serving the special needs of children with Autism and other developmental disabilities.

Jason Blacksberg, age 41, has been Senior Vice President and General Counsel for the Company since May 2014, as well as Chief Compliance Officer and Corporate Secretary since 2016. He is accountable for leading and executing Acadia’s legal strategy and affairs. Prior to joining the Company, Mr. Blacksberg was Senior Vice President of Investments & Assistant General Counsel at the Trump Organization. Prior to joining Trump, Mr. Blacksberg was an Associate at the law firm of Davis Polk & Wardwell. Mr. Blacksberg began his legal career as a law clerk to Chief Judge Marilyn Huff in the U.S. District Court, Southern District of CA. He received his law degree from Georgetown University Law Center and his bachelor's degree from the University of Pennsylvania.

Board Leadership Structure

The Board's Lead Trustee and the Company's Chief Executive Officer generally serve as the leadership of the Board. The Company does not have a chairperson of the Board. Mr. Wielansky, an independent Trustee who serves as a member of the Investment/Capital Markets Committee, has been selected by the Board to serve as the Lead Trustee. The duties of the Lead Trustee include, without limitation, the following:

•	to chair and facilitate discussions among the independent Trustees;

•	to facilitate communication between the independent Trustees, the Chief Executive Officer and management;

•	to assist in the planning and preparation of meetings of the independent Trustees and meetings of the Board of Trustees, including the preparation of the agendas for such meetings;

•	to be available to participate in any and all committee meetings, as needed; and

•	to act as the spokesperson of the independent Trustees in matters dealing with the press and public when called upon.

The Lead Trustee has final say on the agenda for all Board meetings.

The Chief Executive Officer presides over the regular meetings of the Board of Trustees, calling each meeting to order and leading the Trustees through the agenda items. The Lead Trustee presides over all meetings of the non-management Trustees held in executive session. "Non-management" Trustees are all those who are not Company officers and include Trustees, if any, who are not "independent" by virtue of the existence of a material relationship with the Company (although all of the current non-management trustees are also independent). An executive session is held in conjunction with each regularly scheduled Board meeting and other executive sessions may be called by the Lead Trustee in his own discretion or at the request of the Board. The Lead Trustee's responsibilities are more fully described in the Company's Corporate Governance Guidelines, which are available on the Company's website at www.acadiarealty.com in the "Investors - Corporate Governance" section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

Because the Chief Executive Officer is the Trustee most familiar with the Company's business and industry and is the most capable of effectively identifying strategic priorities and leading the discussion regarding the execution of the Company's strategy, discussion at Board meetings is usually led by the Chief Executive Officer. Independent Trustees and management have different perspectives and roles in strategy development. The Company's independent Trustees bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that its leadership structure is appropriate because it combines an appropriate balance between independent leadership through the use of a Lead Trustee and strategy development, which results from the Chief Executive Officer leading the discussions on most Board topics.

Committees of the Board of Trustees

The Board of Trustees has standing Audit, Compensation, Nominating and Corporate Governance and Investment/Capital Markets Committees. The functions of each committee are detailed in its respective committee charter, which are available on the Company's website at www.acadiarealty.com in the "Investors - Corporate Governance" section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

The members of the Company's current standing committees are as follows:

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	INVESTMENT/ CAPITAL MARKETS COMMITTEE
EMPLOYEE TRUSTEE
Kenneth F. Bernstein				X(2)
NON-EMPLOYEE TRUSTEES
Lee S. Wielansky				X
Douglas Crocker II		X	X	X(1)
Lorrence T. Kellar	X(1)	X
Wendy Luscombe	X		X(1)
William T. Spitz	X	X(1)		X
Lynn C. Thurber	X	X
C. David Zoba			X	X

Notes:

(1) Chairman of the committee.

(2) Ex-Officio member of the committee.

Audit Committee

The Audit Committee is empowered to engage the Company's independent registered public accounting firm and review the scope and results of the audit. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Audit Committee's examinations and the choice of the Company's independent registered public accounting firm are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or any of its subsidiaries.

The Audit Committee held five telephonic meetings during the last fiscal year.

The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, each of whom is "independent," as defined by the listing standards of the New York Stock Exchange and at least one of whom is an "audit committee financial expert," as that term is defined by the SEC.

The following Trustees are members of the Audit Committee: Mr. Kellar (Chair), Ms. Luscombe, Mr. Spitz and Ms. Thurber. Mr. Kellar and Ms. Luscombe have served as members of the Audit Committee since the 2004 Annual Meeting, Mr. Spitz was appointed a member in February 2010 and Ms. Thurber has been on the Audit Committee since 2016. The Board has determined that each of these members meets the independence requirements for members of audit committees prescribed by the listing standards of the New York Stock Exchange. Mr. Kellar serves on the audit committee of one other public company. The Board has determined that the participation by Mr. Kellar on this other audit committee does not impair his ability to serve effectively on the Company's Audit Committee. The Board has determined that Mr. Kellar and Ms. Luscombe are each an "audit committee financial expert," as that term is defined by the SEC. See the biographical information in "PROPOSAL 1 - ELECTION OF TRUSTEES" for their relevant experience.

Compensation Committee

The Compensation Committee is responsible for administering the 2006 Plan and recommending to the full Board the compensation of the executive officers of the Company. With respect to the Chief Executive Officer, the Compensation Committee, either as a Committee or together with the other independent trustees (as directed by the Board), is responsible for determining and approving the Chief Executive Officer's compensation level. In addition, the Compensation Committee evaluates the Chief Executive Officer's performance, coordinates and reviews the Company's succession plans related to the Chief Executive Officer and other executive officers and reports the status of such plans to the Board annually.

The Compensation Committee held two in-person meetings and had a number of telephonic discussions during the last fiscal year.

The Compensation Committee Charter requires that the Compensation Committee be comprised of at least two members, with all committee members being "independent" as defined by the listing standards of the New York Stock Exchange.

The members of the Compensation Committee during the last fiscal year were Messrs. Spitz (Chair), Kellar and Crocker and Ms. Thurber. Mr. Spitz and Mr. Crocker have served as members since 2007, Mr. Kellar has served as a member since 2004 and Ms. Thurber has served as a member since 2016. The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. See "Acadia Realty Trust Compensation Committee Report" below.

For information relating to the compensation consultant hired by the Compensation Committee, please refer to the discussions under the headings "Role of the Independent Compensation Consultant and Use of Peer Group Data" in "Compensation Discussion and Analysis" below.

Compensation Committee Interlocks and Insider Participation

During 2016, none of the Compensation Committee members (i) were officers or employees of the Company or any of its subsidiaries; (ii) are former officers of the Company or any of the Company's subsidiaries or (iii) had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during the last completed fiscal year, none of the executive officers of the Company served as:

•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, in an instance where one of such entities' executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Trustees) of the Company;

•	a director of another entity, in an instance where one of such entities' executive officers served on the Compensation Committee of the Company; or

•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, in an instance where one of such entities' executive officers served as a Trustee of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications and performance of the Board of Trustees and recommending nominees for Trustees and Board committees to the Board. The Nominating and Corporate Governance Committee is also responsible for recommending to the Board changes in the Company's Corporate Governance Guidelines. The Nominating and Corporate Governance Committee Charter requires the Nominating and Corporate Governance Committee to be comprised of at least two members, each of whom is "independent" as defined by the listing standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee held two in person meetings and three telephonic meetings during the last fiscal year.

Members of the Nominating and Corporate Governance Committee during the last fiscal year were Ms. Luscombe (Chair), who has served since 2005, Mr. Crocker, who has served since August 2005 and Mr. Zoba who has served since November 2015. The Board of Trustees has determined that these members are independent within the meaning of the listing standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for the Board of Trustees. All shareholder recommendations should be sent to the Company's Corporate Secretary at Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580, and should include all information relating to such person that is required to be disclosed in a proxy statement for the election of Trustees or is otherwise required pursuant to Regulation l4A under the Exchange Act. Shareholders must also include the nominee's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected. Furthermore, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made must include their names and addresses as they appear on the Company's books, as well as the class and number of Common Shares of the Company that they beneficially own. The Nominating and Corporate Governance Committee may identify other candidates, if necessary, through recommendations from directors, management, employees or outside consultants. The Nominating and Corporate Governance Committee will review candidates in the same manner regardless of the source of the recommendation. The Committee received no shareholder recommendations for candidates for the Board of Trustees for this Annual Meeting. Under the Company's Bylaws, if a shareholder wishes to put forward a nominee for Trustee, it must deliver notice of such nominee to the Company's Corporate Secretary not less than 120 days and no more than 150 days prior to the first anniversary date of the proxy statement for the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the preceding year's annual meeting, notice by the shareholder must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. See "Submission of Shareholder Proposals" below.

Trustee Qualifications and Review of Trustee Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Trustees regarding the size and composition of the Board. The Nominating and Corporate Governance Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity of backgrounds, experience and competencies required for the Board as a whole and contains at least the minimum number of independent Trustees required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company to execute its strategic plan and achieve its objectives. In the event the Nominating and Corporate Governance Committee determines that additional expertise is needed on the Board, or if there is a vacancy, the Nominating and Corporate Governance Committee expects to use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

The Company's strategic plan can be summarized in the following broad categories:

•	Maintain a strong balance sheet;

•	Maintain a strong core portfolio;

•	Enhance the Company's external growth platform; and

•	Utilize its experienced management team.

In evaluating a Trustee candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of the candidate; the potential contribution of the candidate to the diversity of backgrounds, experience and competencies required by the Board; the candidate's ability to devote sufficient time and effort to his or her duties as a Trustee; independence and willingness to consider all strategic proposals and oversee the agreed-upon strategic direction of the Company; and any other criteria established by the Board, as well as other core competencies or technical expertise necessary to fill all of the committees of the Board.

Each nominee meets the foregoing criteria and also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas. The skills include:

•	General real estate experience;

•	Real estate investment experience;

•	Asset management experience;

•	REIT experience;

•	Financial expertise;

•	Real estate development experience;

•	Public company board service;

•	Information technology and social media skills;

•	Corporate governance expertise;

•	CEO experience;

•	Experience in risk management;

•	Experience in mergers and acquisitions; and

•	Experience in supporting strategy and growth of the retail leasing business.

Investment/Capital Markets Committee

The Investment/Capital Markets Committee (the "Investment Committee") has been established for the primary purpose of (i) screening all transactions that are within certain defined pre-approval limits to ensure such transactions are within such limits, (ii) acting as the pricing committee for all equity offerings and (iii) for other investments and capital market transactions, exercising such authority as is given to it from time to time by the Board of Trustees. The Investment Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

The Investment Committee held numerous informal telephonic discussions to discuss potential transactions during the last fiscal year.

The Investment Committee Charter requires that it be comprised of at least three members, each of whom is "independent" as defined by the listing standards of the New York Stock Exchange. The Company's Chief Executive Officer is an ex-officio member of the Investment Committee. Messrs. Crocker (Chair) and Wielansky have served as the members of the Investment Committee since the 2004 Annual Meeting, Mr. Spitz has served since 2007 and Mr. Zoba has served since November 2015. The Board of Trustees has determined that Messrs. Crocker, Wielansky, Spitz and Zoba are "independent" within the meaning of the listing standards of the New York Stock Exchange.

Communication with Trustees

You may communicate directly with the Board of Trustees by sending correspondence to the Company's Corporate Secretary at Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580. The sender should indicate in the address whether it is intended for the entire Board, the independent Trustees as a group, or to an individual Trustee. Each communication intended for the Board, the independent Trustees or an individual Trustee received by the Corporate Secretary will be promptly forwarded to the intended recipients in accordance with the sender's instructions.

Other Corporate Governance Initiatives

The Company regularly monitors developments in the area of corporate governance and continues to enhance the Company's corporate governance structure based upon a review of new developments and recommended best practices.

The Company's corporate governance materials, including the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy and standing committee charters may be found on the Company's website at www.acadiarealty.com in the "Investors - Corporate Governance" section. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement. Copies of these materials are also available to shareholders upon written request to the Company's Corporate Secretary, Acadia Realty Trust 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580.

Risk Oversight

The entire Board and each of its committees are involved in overseeing risk associated with the Company.

Financial and Accounting

The Board and the Audit Committee monitor the Company's financial and regulatory risk through regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent registered public accounting firm, the Audit Committee discusses the scope and plan for the internal audit and the audit conducted by the independent registered accounting firm, and includes management in its review of accounting and financial controls and assessment of business risks.

Governance and Succession

The Board and the Nominating and Corporate Governance Committee monitor the Company's corporate governance policies and procedures by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company's compensation policies and related risks by regular reviews with management and the Committee's outside advisors.

Cyber Security

The Company is aware of the existence of threats to cyber security and issues related to cyber security form an integral part of the Board’s and the Audit Committee’s risk analysis and discussions with management. While the Company attempts to mitigate these risks by employing a number of measures, including a dedicated information technology team, employee training and background checks, comprehensive monitoring of the Company’s networks and systems and maintenance of backup systems and redundancy along with purchasing available insurance coverage, the Company’s systems, networks and services remain potentially vulnerable to advanced threats.

Compensation

As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on these reviews, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company's authorized capital consists of 100,000,000 Shares. As of March 17, 2017, the Company had 83,629,285 Common Shares outstanding, which shares were held by 291 record holders. In addition, as of March 17, 2017, the Company had 4,752,357 outstanding common OP Units and 141,781 preferred OP Units.

The Company is not aware of any person or any group within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than 5% of any class of the Company's voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

The following table sets forth, as of March 17, 2017, certain information concerning the holdings of each person known to the Company to be a beneficial owner of more than 5% of the Common Shares at March 17, 2017, all Common Shares beneficially owned by each Trustee, each nominee for Trustee, each Named Executive Officer named in the Summary Compensation Table appearing elsewhere herein and by all Trustees and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned		Percent of Class

5% Beneficial Owners
The Vanguard Group, Inc. (1)	12,796,719		15.30
FMR LLC (2)	11,218,493		13.42
Abigail P. Johnson (2)	11,218,493		13.42
BlackRock, Inc. (3)	11,093,267		13.27
T. Rowe Price Associates, Inc. (4)	6,787,194		8.12
Vanguard Specialized Funds (5)	6,134,606		7.34
Invesco Ltd. (6)	4,717,980		5.64
Goldman Sachs Asset Management (7)	4,375,733		5.23

Trustees and Executive Officers (8)
Kenneth F. Bernstein	1,188,595	(9)	1.42
John Gottfried	9,675	(10)	*
Joel Braun	41,560	(11)	*
Christopher Conlon	13,084	(12)	*
Joseph Napolitano	68,587	(13)	*
Jonathan W. Grisham (retired)	188,599	(14)	*
Robert Masters (retired)	183,991	(15)	*
Douglas Crocker II	33,296	(16)	*
Lorrence T. Kellar	42,962	(17)	*
Wendy Luscombe	30,958	(18)	*
William T. Spitz	41,485	(19)	*
Lee S. Wielansky	45,831	(20)	*
Lynn C. Thurber	490	(21)	*
C. David Zoba	3,348	(22)	*
All Executive Officers and Trustees as a Group (13 persons)	1,540,462	(23)	1.74

Notes:

* Represents less than 1%.

(1) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to The Vanguard Group, Inc. ("The Vanguard Group") is based solely on the Schedule 13G/A The Vanguard Group filed with the SEC on February 9, 2017 ( the "Vanguard 13G/A").

According to the Vanguard 13G/A, Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 105,350 Common Shares outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

According to the Vanguard 13G/A, Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 202,359 Common Shares outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. VFTC directs the voting of these shares.

The principal business office address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. According to the Vanguard 13G, The Vanguard Group's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

The Vanguard Group	212,916	94,793	12,596,576	200,143

(2) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to FMR LLC and Abigail P. Johnson is based solely on a Schedule 13G/A jointly filed by FMR LLC and Abigail P. Johnson with the SEC on February 13, 2017 by FMR LLC (the "FMR LLC 13G/A").

The principal business office address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210. According to the FMR LLC 13G/A, the reporting entities ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

FMR LLC	4,984,377	—	11,218,493	—
Abigail P. Johnson	—	—	11,218,493	—

(3) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to BlackRock, Inc. is based solely on a Schedule 13G/A BlackRock, Inc. filed with the SEC on January 9, 2017 (the "BlackRock 13G/A").

The principal business office address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. According to the BlackRock, Inc. 13G/A, the reporting entities ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Blackrock, Inc.	10,909,322	—	11,093,267	—

(4) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to T. Rowe Price Associates, Inc. ("Price Associates") is based solely on a Schedule 13G/A Price Associates filed with the SEC on February 7, 2017 ("Price Associates 13G/A").

The principal business office address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. According to the Price Associates 13G, Price Associates ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

T. Rowe Price Associates, Inc.	1,041,703	—	6,787,194	—

(5) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to Vanguard Specialized Funds - Vanguard REIT Index Fund ("Vanguard REIT Fund") is based solely on a Schedule 13G/A Vanguard REIT Fund filed with the SEC on February 9, 2017 (the "Vanguard REIT Fund 13G/A").

The principal business office address of Vanguard REIT Fund is 100 Vanguard Blvd. Malvern, PA 19355. According to the Vanguard REIT Fund 13G, Vanguard REIT Fund's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Vanguard Specialized Funds	6,134,606	—	—	—

(6) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to Invesco Ltd. ("Invesco") is based solely on a Schedule 13G Invesco filed with the SEC on February 14, 2017 (the "Invesco 13G").

The principal business office address of Invesco is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. According to the Invesco 13G, Invesco's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Invesco	2,545,232	—	4,717,980	—

(7) Other than the information relating to its percentage of ownership of the Company's Common Shares, the beneficial ownership information with respect to Goldman Sachs Asset Management ("Goldman Sachs Asset Management") is based solely on a Schedule 13G Goldman Sachs Asset Management filed with the SEC on February 10, 2017 (the "Goldman Sachs Asset Management 13G").

The principal business office address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282. According to the Goldman Sachs Asset Management 13G, Goldman Sachs Asset Management's ownership of the Company's Common Shares is as follows:

	Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Goldman Sachs Asset Management	—	4,183,311	—	4,375,733

(8)	The principal business office address of each such person is c/o Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580.
(9)
The Common Shares beneficially owned by Mr. Bernstein in his individual capacity consist of (i) 143,639 OP Units which are immediately exchangeable into a like number of Common Shares and 704,595 LTIP Units (as hereinafter defined) and (ii) 340,361 Common Shares. The amount reflected does not include 417,405 Restricted LTIP Units (as hereinafter defined), none of which will vest in the next 60 days.

(10)	Represents (i) 9,675 LTIP Units. The amount reflected does not include 24,015 Restricted LTIP Units, none of which will vest in the next 60 days.
(11)	Represents (i) 39,451 LTIP Units and (ii) 2,109 Common Shares. The amount reflected does not include 130,767 Restricted LTIP Units, none of which will vest in the next 60 days.
(12)	Represents 13,084 LTIP Units. The amount reflected does not include 100,252 Restricted LTIP Units, none of which will vest in the next 60 days.
(13)	Represents (i) 68,469 LTIP Units and (ii) 118 Common Shares. The amount reflected does not include 59,919 Restricted LTIP Units, none of which will vest in the next 60 days.
(14)	Represents (i) 11,976 Common Shares and (ii) 176,623 LTIP Units. The amount reflected does not include 9,150 Restricted LTIP Units, none of which will vest in the next 60 days.
(15)	Represents (i) 1,000 Common Shares and (ii) 182,991 LTIP Units. The amount reflected does not include 6,722 Restricted LTIP Units, none of which will vest in the next 60 days.
(16)
Represents (i) 30,395 Common Shares and (ii) 2,901 LTIP Units. The amount reflected does not include 6,164 Restricted Share Units and 1,221 Restricted LTIP Units, 3,315 of which will vest in the next 60 days.

(17)
Represents (i) 39,072 Common Shares and (ii) 3,890 LTIP Units. The amount reflected does not include 789 Restricted Share Units and 6,840 Restricted LTIP Units, 3,559 of which will vest in the next 60 days.

(18)
Represents 30,958 Common Shares. The amount reflected does not include 4,853 Restricted Share Units, 783 of which will vest in the next 60 days. Of these 30,958 Common Shares, 22,744 have been deferred.

(19)	Represents 41,485 Common Shares. The amount reflected does not include 4,853 Restricted Share Units, 783 of which will vest in the next 60 days.
(20)	Represents 45,831 Common Shares. The amount reflected does not include 5,962 Restricted Share Units, 1,436 of which will vest in the next 60 days.
(21)	Represents 490 Common Shares. The amount reflected does not include 4,738 Restricted Share Units, 2,907 of which will vest in the next 60 days.
(22)	Represents 1,000 Common Shares and 2,348 LTIP Units. The amount reflected does not include 5,741 Restricted LTIP Units, 2,906 of which will vest in the next 60 days.
(23)	See Notes (9) through (22).

COMPENSATION DISCUSSION AND ANALYSIS

The "Compensation Discussion and Analysis" section of this Proxy Statement presents the detailed compensation arrangements for the Company's named executive officers ("NEOs") for fiscal year 2016, which were determined by the Compensation Committee. For the fiscal year ended December 31, 2016, the Company's NEOs and their titles were as follows:

•	Kenneth F. Bernstein - President and Chief Executive Officer ("CEO")

•	John Gottfried - Senior Vice President and Chief Financial Officer ("CFO")

•	Joel Braun - Executive Vice President and Chief Investment Officer ("CIO")

•	Christopher Conlon - Executive Vice President and Chief Operating Officer ("COO")

•	Joseph Napolitano - Senior Vice President and Chief Administrative Officer ("CAO")

•	Jonathan W. Grisham - Former Senior Vice President and Chief Financial Officer

•	Robert Masters - Former Senior Vice President, Senior Legal Counsel, Chief Compliance Officer and Secretary

The Link Between The Company's Business Model and Compensation Program

The Company's business model is unique (as compared to many other publicly-traded REITs) in that it uses dual platforms comprised of its core portfolio and fund platform. The Company's long-term growth strategy is based on the following key principles:

Core Portfolio	Fund Platform	Balance Sheet
Building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street retail corridors	Making profitable opportunistic and value-add investments through the Company's series of discretionary institutional funds	Safeguarding the Company’s growth trajectory by maintaining appropriate leverage levels and interest rate protection

The Company attributes its success to its unique business model and to its uncompromising commitment to three core attributes:

1.
Stay focused. The Company executes its strategy by focusing on four key business strengths: enhancing its core portfolio, maintaining a strong balance sheet, launching profitable external growth initiatives and energizing the Acadia Team.

2.
Maintain discipline. The very nature of the Company's business is long-term, with horizons measured in years, not quarters. The Company waits patiently for the right opportunities to present themselves and makes strategic decisions that are driven by its commitment to sustain growth over the long term.

3.
Provide value. The Company believes that the value it consistently creates and delivers is one of the attributes most admired by its varied constituency, consumers who shop in its centers, retailers who lease its properties, loyal shareholders who rely on its expertise, its business partners and the talented employees who are the face of Acadia.

Business Highlights

During 2016, the executive officers led the Company to achieve strong operational and financial results, including the following:

•	Funds from Operations ("FFO") per share increased by approximately 8% in 2016 (exceeding the shopping center sector average of 5.3% based on KeyBanc Capital Markets Leaderboard);

•	Same-property NOI growth of 3.4%;

•	2016 Core occupancy of 96.3% (up 30 basis points over 2015);

•	Completed $1.1 billion in transactional activity in connection with the Company’s strategic business plan, including:

•	Completed $627 million in retail property acquisitions within the Company’s core portfolio;

•	Completed $261 million of fund acquisitions; and

•	Opportunistically sold $212 million in stabilized fund assets, which resulted in a special cash dividend of $0.15 per share in January 2017

•	Generated promote income of $14 million from its fund platform;

•	Increased its regular quarterly dividend by 4% to $0.26 in the fourth quarter; and

•
The Company's long-term total shareholder return ("TSR") performance has consistently outperformed its peers and been in the upper quartile of its retail sector (detailed in the "Total Shareholder Return" section below).

Total Shareholder Return

The Company believes that the true value creation of real estate should be assessed over the long-term horizon, thus its strategy has focused on long-term value creation. Over the ten-year period the Company has significantly outperformed its executive compensation peer group (both retail peers and the larger real estate industry).

	1-Year	3-Year	5-Year	10-Year
AKR	1.99%	47.43%	93.76%	101.39%
Executive Compensation Peer Group Median	7.99%	33.07%	110.42%	14.01%
MSCI US REIT (RMS) Index	8.60%	45.16%	75.17%	62.34%
SNL US Retail REIT Index	1.02%	34.43%	77.95%	60.64%

Source: SNL Financial LC

Executive Compensation Highlights

The Company's success depends on developing, motivating and retaining executives who have the skills and expertise to lead a REIT that uses both a traditional core portfolio and a fund platform. The Company seeks to design an executive compensation program that supports its business model and aligns management’s interests with its shareholders and fund investors as follows:

Base Salaries	•The Company sets fixed cash at a level that promotes executive retention and recruitment; 2016 and 2017 base salaries for its NEOs increased by 2.5%
Annual Incentives (Bonus Pool)
•The Company uses a company-wide target bonus pool that is established at the beginning of each fiscal year and is earned based on the achievement of its short-term corporate objectives and individual contributions to the achievement of those objectives:
•Corporate financial targets (40% weighting);
•Executing the Strategic Plan (30% weighting); and
•Business unit and individual performance (30% weighting)
•The Compensation Committee approves bonus pool allocations that may be adjusted upwards or downwards based on the results of corporate, business unit and individual performance objectives;
•For 2016 performance, bonuses remained flat over 2015 levels for the NEOs;
•The NEOs’ annual incentives are paid 60% in cash and 40% in equity awards, although to maximize the alignment between management and its shareholders, the Company gives its employees the option to exchange their cash bonus for restricted LTIP Units at a 20% discount (discount was reduced from 25% for 2015);
•All of the Company's NEOs, with the exception of Mr. Gottfried, have elected to receive their 2016 cash bonus in LTIP Units that will vest on a ratable basis over five years

Equity Awards
•Represents the 40% of the annual incentives payable in restricted LTIP Units;
•50% granted in time-based LTIP Units that vest ratably over a five-year period based on continued service;
•50% granted in performance-based LTIP Units that vest upon the achievement of FFO or TSR hurdles at the end of a three-year performance period;
•60% of any earned units vest at the end of the performance period, and the remaining 40% of earned units vest ratably over the next two years
•The equity awards are designed to provide direct alignment between the Company's management team and its shareholders

Long-Term Incentive Alignment Program
•The Company allocates a portion of the Promote distributions from its opportunity funds to management, which is designed to provide direct alignment between its management team and both its fund investors and its shareholders;
•The Company's long-term incentive alignment program is based on the fundamental principal that participants should only realize value if a particular investment has achieved significant success by generating more than a 6% preferred rate of return;
•The first allocation in this program was made in 2009 in the Company’s Fund III;
•Due to the long-term performance horizon of the Company's fund business, the first payout received by plan participants was in 2016 - 8 years after the initial allocation was made in 2009 in connection with the approximate $14 million of Promote income for the Company in 2016;
•Accordingly, the CEO realized compensation of $1,826,563 in 2016 (which related to the 8 year fund performance period - or $228,320 in annualized compensation)

Total Compensation
•The CEO’s annual compensation decreased by 3.2% year-over-year (see below CEO compensation snapshot);
•Despite the fact that compensation was relatively flat, the CEO’s 2016 compensation disclosed in the Summary Compensation Table increased primarily due to the $1,826,563 long-term incentive alignment program payout (which related to 8 years of fund performance and equaled $228,320 if annualized over 8 years).

CEO Compensation Snapshot

The following table highlights the components of compensation that the Compensation Committee deemed most important in considering year-over-year changes to compensation for the CEO. The compensation amounts differ from the Summary Compensation Table due to fact that (i) equity-based awards are reported in the year of grant and not for the performance year to which the award related and (ii) the long-term incentive alignment program is fully reported in the year the cash payout was received despite the fact that this program is designed to cover multi-year periods.

Component	2015	2016	% Change
Base Salary	$582,700	$597,300	2.5%
LTIP Units Granted in Lieu of Cash Bonus (1)	2,680,000	2,513,000	(6.2)%
Equity Awards (2)	1,340,000	1,340,000	0%
Long-Term Incentive Alignment Program (Annualized) (3)	228,320	228,320	0%
Total 2016 Compensation	$4,831,020	$4,678,620	(3.2)%

(1)
Represents the cash portion of the annual incentives that was paid in restricted LTIP Units and vests ratably over five years, including the 25% cash exchange discount in 2015 and 20% cash exchange discount in 2016. The Compensation Committee approved a $2,010,000 cash bonus for Mr. Bernstein in 2015 and 2016. The decrease is fully attributable to the reduction in the cash exchange discount between 2015 and 2016.

(2)	Represents the 40% of the annual incentives paid in equity awards (which are granted in the next fiscal year for the previous year’s performance).

(3)
Represents the annualized portion of the $1,826,563 earned under the long-term incentive alignment program in 2016 (which related to the 8 year fund performance period - or $228,320 in annualized compensation)

Shareholder Say-on-Pay Vote

At the 2016 Annual Meeting, the Company’s shareholders approved, on an advisory basis, the Company’s executive plan with a vote of approximately 93.2%, which the Company believes affirms shareholder support of its executive compensation program. The Compensation Committee is committed to reviewing the results of the advisory say-on-pay vote, market practices and governance standards on an annual basis and making changes as appropriate.

Compensation Program Objectives

Compensation Program Objectives and Rewards

The executive compensation program is designed to help the Company achieve the objectives that are reflected in the Compensation Committee's Charter which is available on the Company's website at www.acadiarealty.com in the "Investors - Corporate Governance" section. The Compensation Committee's executive compensation objectives for NEOs are as follows:

•	Motivating the Company's NEOs to create maximum shareholder value.

•	Providing incentives to the Company's NEOs that reward dedication, hard work and success.

•	Providing a compensation program that ensures "pay for performance."

•	Aligning the interests of the Company's NEOs and shareholders as closely as possible.

•	Aligning the interests of the Company's NEOs and the Company's external fund investors as closely as possible.

•	Creating the right mix of long-term incentives to motivate and to retain the Company's NEOs.

•	Creating an incentive compensation program that can go beyond the Company's NEOs and be utilized throughout the organization.

The following sections describe the components of the Company's executive compensation program and the process for determining the compensation of the NEOs. The process includes input from the CEO (except with respect to his own compensation), the Compensation Committee and the Board of Trustees and an objective review of the Company's performance, the individual NEOs performance and the performance of the business unit that reports to each individual NEO. For a discussion of compensation for the members of the Board of Trustees, see "Board of Trustees Compensation," below.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, the Compensation Committee considers market competitiveness, business results, experience and individual performance when evaluating executive compensation. The process includes input from the CEO (except with respect to his own compensation), including recommending for Compensation Committee approval the financial performance goals for annual incentives. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO is subject to the same financial performance goals as other executives, all of which are approved by the Compensation Committee. Upon the recommendation of the Compensation Committee, all final decisions affecting executive compensation are made by the entire Board of Trustees.

Role of the Independent Compensation Consultant and Use of Peer Group Data

In 2016, the Compensation Committee engaged the services of an outside independent compensation consultant, FTI Consulting, Inc. ("FTI Consulting"), to assist it in determining the appropriate amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee has the sole authority to retain and terminate FTI Consulting as its compensation consultant and approve fees and other engagement terms. The Compensation Committee has determined that FTI Consulting is independent from management based upon the consideration of the final rules adopted by the SEC to implement Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Compensation Committee, with the help of FTI Consulting, reviews the compensation practices of other REITs in order to evaluate market trends and compare the Company's compensation program with its competitors. Based in part on this data and analysis provided by FTI Consulting, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder returns while being generally competitive within the REIT industry. FTI Consulting also reviews proposed recommendations made to the Compensation Committee by management and provides a commentary regarding the reasonableness of such pay programs and pay level adjustments. The Compensation Committee considered FTI Consulting’s peer group analysis when determining base salaries and bonuses paid out to the executives for 2016.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics:

•	Retail property focus (shopping centers and regional malls); and

•	Companies that are approximately no less than one-third (1/3) and no more than 3x the size of AKR in terms of implied market capitalization.

The following table provides the names and key information for each peer company at the time at which the Compensation Committee reviewed the peer group market data in October 2016.

(Dollars in millions)
Company	Implied Equity Market Cap(1) ($)	Total Enterprise Value(1) ($)	Headquarters	Sector
CBL & Associates Properties Inc.	$2,338.4	$7,539.0	Chattanooga, TN	Regional Malls
Equity One Inc. (2)	4,188.0	5,514.6	New York, NY	Shopping Centers
Kite Realty Group Trust	2,236.5	3,984.2	Indianapolis, IN	Shopping Centers
National Retail Properties, Inc.	6,932.4	9,623.0	Orlando, FL	Free Standing
Pennsylvania Real Estate Investment Trust	1,675.9	3,573.7	Philadelphia, PA	Regional Malls
Ramco-Gershenson Properties Trust	1,425.3	2,540.9	Farmington Hills, MI	Shopping Centers
Regency Centers Corporation	7,790.7	10,112.3	Jacksonville, FL	Shopping Centers
Retail Opportunity Investments Corp.	2,545.3	3,719.1	San Diego, CA	Shopping Centers
Retail Properties of America, Inc.	3,795.8	6,181.1	Oak Brook, IL	Shopping Centers
Seritage Growth Properties	2,676.6	3,758.0	New York, NY	Free Standing
Spirit Realty Capital, Inc.	6,005.6	9,612.5	Scottsdale, AZ	Free Standing
Tanger Factory Outlet Centers Inc.	3,732.4	5,308.3	Greensboro, NC	Shopping Centers
Urban Edge Properties	2,802.0	3,851.0	New York, NY	Shopping Centers
Weingarten Realty Investors	4,858.9	7,100.2	Houston, TX	Shopping Centers
Washington Prime Group Inc.	2,553.1	6,201.9	Columbus, OH	Regional Malls

Acadia Realty Trust	2,946.4	4,642.3	Rye, NY	Shopping Centers
Peer Group Median	2,802.0	5,514.6
(1) Data as of October 15, 2016
(2) Equity One, Inc. was used for compensation comparison purposes based on actual 2015 amounts disclosed in the 2016 proxy. Equity One, Inc. was excluded for peer performance purposes due to their merger with Regency Centers Corporation.

Source: SNL Financial LC

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonus, and annual long-term equity-based incentive compensation.

The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

Base Salary

Utilizing market data supplied by FTI Consulting, the Compensation Committee reviewed the base salaries of the NEOs and consistent with the Company’s philosophy to offer competitive salaries to key executives, the Compensation Committee recommended and the Board of Trustees approved increased base salaries to better align salary levels with peer group levels for all NEOs as follows:

Named Executive Officer	2015 Base Salaries	2016 Base Salaries	% Change
Ken Bernstein, President & CEO	$582,700	$597,300	2.5%
John Gottfried, SVP & CFO *	—	212,500	n/a
Joel Braun, EVP & CIO	404,000	420,000	4.0%
Christopher Conlon, EVP & COO	381,900	420,000	10.0%
Joseph Napolitano, SVP & CAO	327,500	335,700	2.5%
Jonathan W. Grisham, Former SVP (retired) *	360,600	293,802	n/a
Robert Masters, Former SVP & Senior Legal Counsel (retired) *	327,500	122,946	n/a

* - For Messrs. Gottfried, Grisham and Masters, 2016 base salaries represent the pro-rated amounts of their salaries based on time during the year for which they were employed. Mr. Gottfried's annualized 2016 base salary upon joining Acadia on June 27, 2016 was $425,000 per his offer letter.

Annual Incentives (Cash and Equity)

During 2016, the Company's executive officers were eligible for an annual incentive bonus payment based upon achieving certain performance criteria during the year. The annual incentive process begins with the creation of a bonus pool for the NEOs (and other Senior Vice Presidents) as a group, which for 2016 was equal to $9.0 million. The pool is then adjusted upwards or downwards based on the results of corporate, business unit and individual performance objectives discussed below. The total bonus pool is based on the following performance objectives:

Annual Incentive Performance Criteria	2016 Weighting
Funds From Operations "FFO" Growth	10%
Same Property Net Operating Income "NOI" Growth	10%
1YR Total Shareholder Return	20%
Executing the Strategic Plan	30%
Business Unit & Individual Performance	30%
Below is a summary of the 2016 performance measures that were considered in determining the bonus pool.

2016 Corporate Measures

FFO Growth(1)	Bonus Allocation	Minimal	Threshold	Target	Outperform	Actual 2016 Results	Bonus Level Achieved
Absolute	10%	$1.52 - $1.539	$1.54 - $1.559	$1.56 - $1.579	$1.58 +	$1.55
Relative vs. Peer Group		0% - 24%	25% - 49%	50% - 74%	75%+	67%	Target

NOI Growth (Same Property)(2)	Bonus Allocation	Minimal	Threshold	Target	Outperform	Actual 2016 Results	Bonus Level Achieved
Absolute	10%	+3 - 3.24%	+3.25 - 3.49%	+3.50 - 3.74%	+3.75+	3.4%
Relative vs. Peer Group		0% - 24%	25% - 49%	50% - 74%	75%+	54%	Target

Total Shareholder Return:	Bonus Allocation	Minimal	Threshold	Target	Outperform	Actual 2016 Results	Bonus Level Achieved
Absolute	20%	0% - 2.49%	2.5% - 4.99%	5.0% - 7.4%	7.5%+	2.1%	Minimal
Relative vs. Peer Group		Bottom 24%	25% - 49%	50% - 74%	75%+	23%

Executing the Strategic Plan	Bonus Weighting	Bonus Level Achieved
Maintain a high-quality core portfolio of retail assets	30%	Outperform
Maintain a healthy balance sheet with strong liquidity
Maintain a disciplined growth strategy that enable opportunistic investing

(1)
See table below for a reconciliation of Net Income (GAAP) to FFO. For the purposes of determining the achievement of performance criteria, the Company did not include the impact of acquisition costs of $0.06 or retirement charges of $0.05.

(2)
Same-Property NOI excludes various items included in operating income (GAAP) that are not indicative of the operating performance of a store. Same-Property NOI is calculated by starting with operating income and (i) adding back general and administrative, depreciation and amortization, abandonment of project costs, reserve for notes receivable; and (ii) deducting management fee income; interest income; other income; lease termination income; and straight line rent and other adjustments.

(3)	Each objective is met if either one of the two performance standards (i.e. Absolute or Relative) for each measurement are achieved.

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS	For the Year Ended December 31, 2016
(dollars in thousands, except per share data)
Net income attributable to Acadia	$72,776
Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	67,446
Gain on disposition of properties (net of noncontrolling interests' share)	(28,154)
Income attributable to Common OP Unit holders	4,442
Distributions - Preferred OP Units	560
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$117,070
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units	81,250
Funds from operations, per Common Share and Common OP Unit holders	$1.44

Business Unit and Individual Performance Measures
The remaining 30% of the bonus allocation is subjective business unit and individual performance measures. These goals were different for each NEO based on the different Company disciplines for which each NEO was responsible and, while some could be objectively measured, overall they were more subjective in nature than the other Company performance measures. The 2016 business unit and individual performance measures were as follows:

President & CEO	Bonus Allocation	Bonus Level Achieved
Ensuring AKR's long-term financial stability by raising new sources of capital, and by preserving & expanding AKR's liquidity position	7.5%	Outperform
Developing short & long-term incentives consistent with the current economic environment and forecasts	7.5%	Target
Success in interfacing with Board of Directors to develop Company strategy to ensure shareholder value is maximized over the long-term	7.5%	Target
Stewardship at the top of the organization, and success in interfacing with major institutional investors and JV partners	7.5%	Outperform

EVP & CIO	Bonus Allocation	Bonus Level Achieved
Continued to build a first class risk/underwriting team to create an effective check and balance system and closing routines for acquisitions and dispositions	7.5%	Target
Invested fund dollars within the time frame committed, and continue to reduce investments in non-strategic markets	7.5%	Outperform
Communication: interfacing with JV partners & support with investment transactions	7.5%	Outperform
Strong Leadership in the disciplines Executive is accountable for	7.5%	Outperform

EVP & COO	Bonus Allocation	Bonus Level Achieved
Improve overall occupancy, same store lease spreads and property operating metrics	7.5%	Target
Summarize financial detail on all major redevelopment assets, and create tracking mechanism of progress and issues	7.5%	Outperform
Maintain and enhance key retailer and other relationships and continue to reduce exposure to challenged retailers and operating formats most negatively impacted by e-commerce	7.5%	Outperform
Strong Leadership in the disciplines Executive is accountable for	7.5%	Target

SVP & CFO	Bonus Allocation	Bonus Level Achieved
Ensure sufficient capital is available to execute the Company's growth plans	7.5%	Target
Source both equity and debt capital at the lowest cost possible, and continue to maintain, strengthen and broaden the Company’s commercial and investment banking relationships	7.5%	Target
Further developed relationships with sell-side research analysts, major stockholders and fixed income investors	7.5%	Target
Strong Leadership in the disciplines Executive is accountable for	7.5%	Target

SVP & CAO	Bonus Allocation	Bonus Level Achieved
Continue to develop future leaders through the Company's existing talent pipeline as well as its intern program, and develop initiatives aimed at generating new ideas that drive revenue, reduce costs, and optimize productivity	7.5%	Target
Monitor and contain G&A costs levels within the organization, and oversee cost containment controls to improve efficiency and effectiveness within the organization	7.5%	Target
Continue to foster a culture of collaboration and teamwork that crosses all disciplines, and promote cross group collaboration at meetings to ensure AKR's internal brand is consistent throughout the organization	7.5%	Outperform
Strong Leadership in the disciplines Executive is accountable for	7.5%	Outperform

On February 28, 2017, the Board of Trustees approved annual incentives payable 60% in cash (with the option for each NEO to elect to receive LTIP Units in lieu of cash at a 20% discount) and 40% in equity-based compensation (allocated equally between time-based and performance-based equity) as follows:

Named Executive Officer	2015 Annual Incentives	2016 Annual Incentives	% Change
Ken Bernstein, President & CEO	$3,350,000	$3,350,000	—%
John Gottfried, SVP & CFO	—	350,000	n/a
Joel Braun, EVP & CIO	1,299,000	1,299,000	—%
Christopher Conlon, EVP & COO	1,243,000	1,243,000	—%
Joseph Napolitano, SVP & CAO	607,000	607,000	—%

Messrs. Grisham and Masters did not receive any additional annual incentives for 2016 due to their retirements during the year.

Consistent with the Company's long-standing policy adopted by the Board of Trustees, the Company's NEOs have the option of exchanging all or a portion of their cash bonus for restricted stock or LTIP Units that will vest on a ratable basis over five years. The LTIP Units granted in lieu of the cash bonus are granted based on a 20% discounted share price. Based on the election of each of the NEOs, the 2016 Annual Incentives were paid as follows:

Named Executive Officer	Cash(1)	Elective LTIP Units(2)(3)	Long-Term Incentives - Time-Based(3) (4)	Long-Term Incentives - Performance-Based(3) (4)
Ken Bernstein, President & CEO	$—	$2,559,005	$682,397	$682,397
John Gottfried, SVP & CFO	210,000	—	71,285	71,318
Joel Braun, EVP & CIO	—	992,322	264,630	264,630
Christopher Conlon, EVP & COO	—	949,505	253,184	253,217
Joseph Napolitano, SVP & CAO	—	463,649	123,657	123,657

Notes:

(1)	NEOs have the option of exchanging all or a portion of their cash bonus for LTIP Units. Amount reflects the amount elected in cash.

(2)
NEOs have the option of exchanging all or a portion of their cash bonus for LTIP Units. Amount reflects the amount elected in LTIP Units, inclusive of the additional value in connection with the 20% discounted share price.

(3)	The valuation of the awards is based on the Company’s closing Common Share price of $32.61 on the day preceding the grant date.

(4)	The term of long-term incentives is described in detail in the "Long-Term Incentives" section, below.

Long-Term Incentives

The Compensation Committee and the Board of Trustees continue to emphasize long-term performance in the form of:

•	Time-based Restricted Share Units or LTIP Units;

•	Performance-based Restricted Share Units or LTIP Units; and

•	The Long-Term Investment Alignment Program.

In keeping with the long-term, highly technical and cyclical nature of the Company’s business, the Compensation Committee places significant emphasis on a long-term approach to executive compensation while balancing the short-term needs of its executives. The Company's long-term incentives are intended to (i) retain its management team through the inclusion of vesting provisions, (ii) emphasize share ownership, (iii) create direct alignment with shareholder interests, and (iv) motivate management to focus on sustained Company performance.

Time-Based Long-Term Incentives

The time-based long-term incentives represent 50% of the annual incentives paid in equity awards granted to each NEO and were issued in the form of Restricted Share Units or LTIP Units. These shares vest ratably over five years for each of the NEOs.

Restricted LTIP Units are similar to Restricted Share Units but unlike Restricted Share Units, provide for a quarterly partnership distribution in a like amount as paid to holders of common partnership units in Acadia Realty Limited Partnership, the Company's operating partnership. The Restricted LTIP Units are convertible into common partnership units and, ultimately, Common Shares upon vesting.

Performance-Based Long-Term Incentives

Performance-based Restricted Share Units or LTIP Units granted in 2017 (for 2016 performance) are earned over a cumulative three-year performance period if the Company achieves one of the following performance hurdles: (i) 100% vesting if there is a 5% or greater annual increase in FFO, (ii) 50% vesting if FFO growth is equal to or greater than the top half of the peer group and 100% vesting if FFO growth is equal to or greater than the top third of its peer group, (iii) 100% vesting if there is an 7% or greater annual TSR or (iv) 50% vesting if the Company's TSR is equal to or greater than the top half of its peer group and 100% vesting if TSR is equal to or greater than the top one-third of its peer group. If the Company’s performance fails to achieve the aforementioned hurdles at the culmination of the 3-year performance period, all performance-based shares will be forfeited. Any earned performance-based shares vest 60% at the end of the performance period, with the remaining 40% of shares vesting ratably over the next two years.

Long-Term Incentive Alignment Program

In 2009 the Compensation Committee and Board of Trustees approved the Company’s Long-Term Investment Alignment Program (the "Program"), a multi-year performance-based compensation program designed to provide an incentive for high, long-term performance by motivating management to create shareholder value by increasing earnings through the profitable management of investment funds and joint ventures. The Program is designed to accomplish the following:

•	Reward management for true, long-term performance and not simply for making investment decisions without consideration of actual value realized;

•
Motivate management to deliver superior returns to opportunity fund investors, as well as to the Company through its direct investment, strategic investments and successful liquidation of Acadia Strategic Opportunity Fund III LLC ("Fund III") and Acadia Strategic Opportunity Fund IV LLC ("Fund IV," and together with Fund III, the "Funds"), thereby increasing shareholder value;

•	Provide a retention tool for years to come; and

•	Further align the interests of management, shareholders and external investors.

The Program is directly tied to the actual performance of the Funds and is designed as follows: The Company is entitled to a profit participation (the "Promote") of 20% of all cash distributed from the Funds in excess of (i) the return of all invested capital and (ii) the 6% preferred rate of return. Under the Program, after the payment of the preferred return and return of all invested capital, the Company may award up to 25% of its Promote to senior executives, or 5% of each dollar distributed by the Funds after the preferred return has been paid to investors. Each individual's allocation of the 25% of the Promote is subject to time-based, annual vesting over a five-year period from the grant date with 10% in years one and two, 20% in years three and four and 40% in year five.

If the investors of the Funds do not receive a return of all their invested capital and the 6% preferred return, no Promote will be paid to the Company and senior executives will receive no compensation under the Program. There is no interim profit participation on a transaction by transaction basis and thus a greater emphasis is placed on all investments being carefully selected and managed for the long term. The Program increases the alignment between senior executives and the investors of the Funds. Additionally, it should be noted that the Company is a significant investor in the Funds, with a 25% investment in Fund III and approximately a 23% investment in Fund IV. The long term success of the Funds benefits the Company, and thus shareholders, through both its capital investment and the Promote.

Since 2009, the awards listed below, as a percentage of the potential Promote, were made as a result of the recommendation of the Compensation Committee and approval by the Board of Trustees. In the future, the Compensation Committee and the Board of Trustees may or may not recommend or approve awards to executive officers of additional allocations up to the permitted 25%.

Fund III Awards listed in the table below are reflective of each NEO’s role in connection with investments made in Fund III. As of December 31, 2013, the Company had allocated the entire 25% of the Fund III Promote, including an aggregate amount of 4.5194% that was allocated to officers other than the NEOs.

Named Executive Officer	2009 Award Percentage	2010 Award Percentage	2011 Award Percentage	2012 Award Percentage	2013 Award Percentage	Total Percentage
Ken Bernstein, President & CEO	6.2500%	0.8350%	0.8350%	0.8350%	1.4050%	10.1600%
John Gottfried, SVP & CFO	—%	—%	—%	—%	—%	—%
Joel Braun, EVP & CIO	2.5000%	0.3000%	0.4000%	0.4000%	0.5750%	4.1750%
Christopher Conlon, EVP & COO	0.2500%	0.5475%	0.5475%	0.5475%	0.9931%	2.8856%
Joseph Napolitano, SVP & CAO	0.7500%	0.1150%	0.1150%	0.1150%	0.2150%	1.3100%
Jonathan W. Grisham, Former SVP & CFO	0.6250%	0.1000%	0.1000%	0.1350%	0.2600%	1.2200%
Robert Masters, Former SVP & Senior Legal Counsel	0.7500%	0.1350%	0.1350%	0.1350%	0.1350%	1.2900%
Total	11.1250%	2.0325%	2.1325%	2.1675%	3.5831%	21.0406% (1)

(1)
The total percentage of the Promote allocated may not be directly correlated with the amount of the Fund’s invested capital. This provides the promote recipients with incentive to acquire appropriate assets with the remaining funds in the Fund and to ensure that diligent efforts will be made to achieve stabilization of those assets.

Fund IV Awards listed in the table below are reflective of each NEO’s role in connection with investments made in Fund IV. The Company has allocated a total of 2.4675% of the Company’s 20% promote allocation (9.8700% of the allowable 25%) to one or more of the other officers of the Company.

Named Executive Officer	2013 Award Percentage	2014 Award Percentage	2015 Award Percentage	2016 Award Percentage	Total Percentage
Ken Bernstein, President & CEO	0.8750%	0.8750%	1.7500%	1.7500%	5.2500%
John Gottfried, SVP & CFO	—%	—%	—%	0.5000%	0.5000%
Joel Braun, EVP & CIO	0.4000%	0.4000%	0.8000%	0.8000%	2.4000%
Christopher Conlon, EVP & COO	0.4000%	0.4000%	0.8000%	0.8000%	2.4000%
Joseph Napolitano, SVP & CAO	0.1250%	0.1250%	0.2500%	0.2500%	0.7500%
Jonathan W. Grisham, Former SVP & CFO	0.1625%	0.1625%	0.3250%	—%	0.6500%
Robert Masters, Former SVP & Senior Legal Counsel	—%	—%	—%	—%	—%
Total	1.9625%	1.9625%	3.9250%	4.1000%	11.9500%(1)

(1)
The total percentage of the Promote allocated may not be directly correlated with the amount of the Fund’s invested capital. This provides the promote recipients with incentive to acquire appropriate assets with the remaining funds in the Fund and to ensure that diligent efforts will be made to achieve stabilization of those assets.

Fund III Payouts

Due to the long-term performance horizon of the Company's fund business, the first payout received by plan participants was in 2016 (i.e., 8 years after the initial allocation was made in 2009) and was a result of the fact that the Company received 20% of all cash distributed from Fund III above (i) the return of all invested capital and (ii) the 6% preferred rate of return. During 2016, the Company generated approximately $14 million in Promote income of which the following was paid to its NEOs under the Program:

Named Executive Officer	2016 Program Payout	Annualized Value(1)
Ken Bernstein, President & CEO	$1,826,563	$228,324
John Gottfried, SVP & CFO	—	—
Joel Braun, EVP & CIO	750,760	93,845
Christopher Conlon, EVP & COO	473,569	59,196
Joseph Napolitano, SVP & CAO	232,936	29,117
Jonathan W. Grisham, SVP (retired) *	232,174	29,022
Robert Masters, SVP & Senior Legal Counsel (retired) *	245,496	30,687

(1)	Represents the 2016 Program payout, annualized over the 8 year fund performance period.

Governance and Other Policies Relating to Compensation

Share Ownership Guidelines

In order to further foster the strong ownership culture among the Company's senior executive management team and ensure the continued direct alignment of management and shareholder interests, and consistent with emerging corporate governance trends, the Company has adopted a share ownership policy. The policy contains guidelines for NEOs and Trustees to own at all times a certain level of the Company’s Common Shares (also includes Restricted Share Units, LTIP Units, restricted LTIP Units and OP units). The share ownership guidelines are not mandatory but rather are recommended targets as follows:

Title	Multiple
CEO	10 x Base Salary + Cash Bonus
CIO	4 x Base Salary + Cash Bonus
All other NEOs	3 x Base Salary + Cash Bonus
Non-Employee Trustees	3x total annual fees

New executive officers and non-employee Trustees have five years to reach the standard that applies to them. As of the date hereof, all NEOs, including the CEO, and non-employee Trustees met the recommended targets (other than the two newly appointed non-employee Trustees that were elected late 2015 and early 2016 and the CFO).

Anti-Hedging and Anti-Pledging Policies

In addition, the Company has a corporate governance policy that prohibits Trustees and certain executive officers from engaging in the following activities with respect to the Company securities: (i) short sales, (ii) purchases or sales of derivative securities of the Company or any derivative securities that provide the economic equivalent, (iii) maintaining a margin account secured by shares of the Company and (iv) pledges as collateral for a loan. All Trustee and executive officers subject to this policy were in compliance as of the date hereof.

Standard Employment Benefits

The Company provides a variety of medical, dental, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company, which provides for matching contributions of 50% up to the first 6% of the participant’s base salary contributed to the 401(k) Plan. The All Other Compensation Table summarizes the matching contributions that the Company made to its NEOs for fiscal 2016, 2015 and 2014.

In 2003, the Company instituted the Acadia Realty Trust Employee Share Purchase Plan (the "Share Purchase Plan", and collectively with the 2006 Plan, "Share Incentive Plans"). The Share Purchase Plan allows eligible employees of the Company to purchase, through payroll deductions, Common Shares in the Company at a 15% discount to the closing price of the Company’s Common Shares on either the first day or the last day of the quarter, whichever is lower. The Share Purchase Plan is designed to retain and motivate employees of the Company and its designated affiliates by encouraging them to acquire ownership in the Company. The Company has reserved 100,000 Common Shares for issuance under the Share Purchase Plan. The Share Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. During 2016, 2015 and 2014, 3,491, 3,761 and 4,668 Common Shares were purchased under the Share Purchase Plan, respectively. As of the date hereof, no NEOs participate in the Share Purchase Plan.

Impact of Accounting and Tax Treatment

Cash-based compensation, including salary and bonus, are generally charged as an expense in the period in which the amounts are earned by the NEO. The Company expenses the cost of share-based compensation, including Restricted Share Units and Restricted LTIP Units, in its financial statements in accordance with Statement of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Compensation - Stock Compensation" ("ASC Topic 718"). In accordance with ASC Topic 718, the grant date fair value of equity awards is amortized ratably into expense over the vesting period.

The Compensation Committee has reviewed the Company's compensation policies in light of Section 162(m) of the Internal Revenue Code, as amended, which generally limits deductions for compensation paid to certain executive officers to $1,000,000 per annum (although certain performance based compensation is not subject to that limit), and determined that the compensation levels of the Company's CEO, Chief Financial Officer ("CFO"), Chief Investment Officer ("CIO"), Chief Operating Officer ("COO") and Chief Administrative Officer ("CAO") (but no other NEOs) could be affected by such provisions. The Compensation Committee intends to continue to review the application of Section 162(m) to the Company with respect to any future compensation programs considered by the Company. In view of its overall executive compensation structure, the Compensation Committee has determined that it is appropriate for the CEO, CFO, CIO, COO and CAO to have the potential to receive compensation that is not deductible under Section 162(m).

Timing of Equity Grants

The Company does not in any way time its share awards to the release of material non-public information. The CEO meets with the Compensation Committee in January, February or March of each year and recommends the share awards for the NEOs other than himself to be granted for the prior year. The Compensation Committee reviews the recommendations and then recommends the awards to the full Board of Trustees for approval. The awards are granted in the first quarter of the current year. There is no consequence for selling vested shares but the Company does encourage NEOs and Trustees to hold and has approved guidelines for share ownership for NEOs and Trustees. See "Share Ownership Guidelines" above.

Relationship of Compensation Policies and Practices to Risk Management

The Compensation Committee has considered the risks arising from the Company's compensation policies and practices for its employees, and does not believe those risks are reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for the fiscal years 2016, 2015 and 2014 awarded to the NEOs. Compensation included in the table relating to bonus and stock awards reflect amounts granted with respect to the periods reflected.

For information relating to the elements of compensation discussed in the Summary Compensation Table, please refer to the "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($) (5)

Kenneth F. Bernstein	2016	$597,300		$2,075,340	(2)	$1,611,552		$—	$1,826,563	$—	$8,011	$6,118,766
Chief Executive	2015	$582,700		$1,711,259	(2)	$1,551,778		$—	$—	$—	$8,011	$3,853,748
Officer and President	2014	$568,500		$1,672,946	(2)	$4,661,506		$—	$—	$—	$7,878	$6,910,830
(Principal Executive Officer)

John Gottfried	2016	$212,500		$210,000	(2)	$1,026,974		$—	$—	$—	$30	$1,449,504
Chief Financial Officer
and Senior Vice President
(Principal Financial Officer)

Joel Braun	2016	$420,000		$664,935	(2)	$691,207		$—	$750,760	$—	$8,011	$2,534,913
Chief Investment	2015	$404,000		$541,560	(2)	$491,025		$—	$—	$—	$8,011	$1,444,596
Officer and Executive Vice President	2014	$394,100		$540,221	(2)	$540,195		$—	$—	$—	$7,878	$1,482,394

Christopher Conlon	2016	$420,000		$—	(2)	$631,589		$—	$473,569	$—	$8,011	$1,533,169
Chief Operating	2015	$381,900		$603,358	(2)	$264,524		$—	$—	$—	$8,011	$1,257,793
Officer and Executive Vice President	2014	$372,600		$558,291	(2)	$865,241		$—	$—	$—	$5,667	$1,801,799

Joseph Napolitano	2016	$335,700		$264,322	(2)	$345,013		$—	$232,936	$—	$8,011	$1,185,982
Chief Administrative	2015	$327,500		$226,608	(2)	$226,603		$—	$—	$—	$8,011	$788,722
Officer and Senior Vice President	2014	$319,500		$214,728	(2)	$214,755		$—	$—	$—	$7,878	$756,861

Jonathan W. Grisham	2016	$293,802		$388,223	(2)	$2,187,790	(3)	$—	$232,174	$—	$8,011	$3,110,000
Former Chief Financial Officer	2015	$360,600		$315,735	(2)	$286,338		$—	$—	$—	$8,011	$970,684
and Senior Vice President	2014	$351,800		$315,120	(2)	$315,120		$—	$—	$—	$7,878	$989,918

Robert Masters	2016	$207,859	(6)	$287,037	(2)	$1,371,368	(3)	$—	$245,496	$—	$3,749	$2,115,509
Former Senior Vice President,	2015	$327,500		$263,296	(2)	$583,810		$—	$—	$—	$8,011	$1,182,617
Senior Legal Counsel,	2014	$319,500		$262,810	(2)	$262,810		$—	$—	$—	$7,878	$852,998
Chief Compliance Officer and Secretary

Notes:

(1) Pursuant to SEC rules, the amounts disclosed in these columns reflect the grant date fair value of each Restricted Share Unit and Restricted LTIP Unit award calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards were calculated based on the maximum outcome of performance at the time of the grant. For further information as to the Company's Restricted Share Unit and Restricted LTIP Unit awards issued to employees, see Note 13 (Share Incentive and Other Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017.

(2) Cash bonus was received in the form of Restricted LTIP Units. The number of Restricted LTIP Units granted in connection with this portion of the LTIP Unit award were at a 25% discount as discussed above. In the case of Mr. Conlon, the 2015 amounts include a $428,000 cash bonus earned during 2015 but paid during 2016. In the case of Mr. Gottfried, the 2016 amounts include a $210,000 cash bonus earned during 2016 but paid during 2017.

(3) Includes $996,981 for Mr. Grisham and $998,667 for Mr. Masters relating to the acceleration of vesting upon their retirements.

(4) Detail reflected in the All Other Compensation Table.

(5) Actual total compensation earned by the NEOs, after giving effect to share and option awards in the year they were earned rather than in the year they were granted were as follows:

	2016	2015	2014
Mr. Bernstein	$6,355,672	$4,741,377	$7,167,424
Mr. Gottfried	$1,382,108	$—	$—
Mr. Braun	$2,707,300	$1,974,894	$1,541,983
Mr. Conlon	$2,708,859	$1,659,518	$1,076,534
Mr. Napolitano	$1,357,885	$1,050,356	$780,590
Mr. Grisham	$2,450,838	$1,144,355	$1,024,386
Mr. Masters	$1,520,921	$909,242	$1,244,861

(6) Of the amount paid to Mr. Masters, $122,946 represented salary paid for his time as an employee and $84,913 represents time paid as a consultant subsequent to his retirement effective September 30, 2016.

ALL OTHER COMPENSATION TABLE
	Kenneth F. Bernstein			John Gottfried			Joel Braun
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Perquisites and other personal benefits, unless the aggregate amount is less than $10,000 (1)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Annual Company contributions or allocations to vested and unvested defined contribution plans (2)	7,950	7,950	7,800	—	—	—	7,950	7,950	7,800
The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the NEO	61	61	78	30	—	—	61	61	78
Total Other Compensation	$8,011	$8,011	$7,878	$30	$—	$—	$8,011	$8,011	$7,878

	Christopher Conlon			Jonathan W. Grisham			Robert Masters
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Perquisites and other personal benefits, unless the aggregate amount is less than $10,000	$—	$—	$—	$—	$—	$—	$—	$—	$—
Annual Company contributions or allocations to vested and unvested defined contribution plans (1)	7,950	7,950	5,589	7,950	7,950	7,800	3,688	7,950	7,800
The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the NEO	61	61	78	61	61	78	61	61	78
Total Other Compensation	$8,011	$8,011	$5,667	$8,011	$8,011	$7,878	$3,749	$8,011	$7,878

Notes:

(1) Represents contributions made by the Company to the account of the NEO under a 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS

Pursuant to the Company's Share Incentive Plans, the Company granted annual bonus unit awards and long-term incentive awards to the NEOs on March 17, 2016 (with respect to services rendered in the fiscal year ended 2015). The annual bonus unit awards consisted of time-based non-vested Restricted LTIP Units. The total long-term incentive awards consisted of non-vested Restricted LTIP Units which were allocated 50% as time-based awards and 50% as performance-based awards. For the 50% performance-based award, one of the following must occur: (i) the Company must achieve a 7% or greater increase in FFO; (ii) FFO growth must be equal to or greater than the top one-third of the Peer Group, as determined by the Compensation Committee; (iii) the Company must achieve a 8% annual total shareholder return; or (iv) the total annual shareholder return must be equal to or greater than the top one-third of the Peer Group. These measurements will be based on a cumulative three-year performance period.

The following table provides a summary of all grants awarded to the NEOs during 2016:

		Estimated Future Payouts Under Performance-Based Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Performance-Based Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#) (1)	(#)	(#) (2)		(#)	($/Sh)	(3)

Kenneth F. Bernstein	3/17/2016	—	—	—	—	19,913	—	19,913		—	—	$1,383,555
	3/17/2016	—	—	—	—	—	—	79,652		—	—	2,767,110
						19,913		99,565				$4,150,665

John Gottfried	6/30/2016	—	—	—	—	—		29,317				$1,000,003
						—		29,317				$1,000,003

Joel Braun	3/17/2016	—	—	—	—	9,734		9,733				$676,284
	3/17/2016	—	—	—	—	—		25,520				886,565
						9,734		35,253				$1,562,849

Christopher Conlon	3/17/2016	—	—	—	—	12,111		12,111				$841,472
						12,111		12,111				$841,472

Joe Napolitano	3/17/2016	—	—	—	—	5,216		5,216				$362,408
	3/17/2016	—	—	—	—	—		10,145				352,437
						5,216		15,361				$714,845

Jonathan W. Grisham	3/17/2016	—	—	—	—	3,715		3,715				$258,118
	3/17/2016	—	—	—	—	—		14,900				517,626
	9/30/2016	—	—	—	—	—		25,292	(4)			919,870
						3,715		43,907				$1,695,614

Robert Masters	3/17/2016	—	—	—	—	2,749		2,749				$191,001
	3/17/2016	—	—	—	—	—		11,017				382,731
	9/30/2016	—	—	—	—	—		4,126	(4)			150,063
						2,749		17,892				$723,795

Notes:

(1) Represents the performance-based portion of the 2015 awards which will be earned over 5 years with 60% earned at the end of the third year subject to the Company meeting certain performance thresholds. The remaining 40% will be earned ratably over the following two years, provided that the initial 60% is earned as described above. The holders of these Restricted LTIP Units are entitled to receive distributions currently in an amount equal to the per share dividend paid to holders of Common Shares.

(2) The Restricted LTIP Units vest over 5 years with 20% vesting on January 6, 2017 and 20% on each anniversary thereof. The holders of these Restricted LTIP Units are entitled to receive distributions currently in an amount equal to the per share dividend paid to holders of Common Shares.

(3) Calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards were calculated based on the probable outcome of performance at the time of the grant.

(4) Awarded in connection with retirement.

OUSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards					Stock Awards
				Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#) Exercisable	(#) Unexercisable	(#)	($)		(#) (1) (10)		($) (1) (10)	(#) (1) (11)	($) (1) (11)

Kenneth F. Bernstein	1/31/2008	—	—	—			6,487	(2)	$211,995	—	$—
	1/31/2008	—	—	—			4,492	(2)	146,799	4,492	146,799
	3/15/2012	—	—	—			4,084	(3)	133,465	4,083	133,432
	3/15/2012	—	—	—			16,334	(3)	533,795	—	—
	2/22/2013	—	—	—			7,521	(4)	245,786	7,522	245,819
	2/22/2013	—	—	—			30,087	(4)	983,243	—	—
	2/28/2014	—	—	—			12,742	(5)	416,409	12,742	416,409
	2/28/2014	—	—	—			50,966	(5)	1,665,569		—
	3/31/2014	—	—	—			68,518	(6)	2,239,168		—
	3/5/2015	—	—	—			14,116	(7)	461,311	17,643	576,573
	3/5/2015	—	—	—			56,460	(7)	1,845,113		—
	3/17/2016	—	—	—			19,913	(8)	650,757	19,913	650,757
	3/17/2016	—	—	—			79,652	(8)	2,603,027	—	—
		—	—	—			371,372		$12,136,437	66,395	$2,169,789

John Gottfried	6/30/2016	—	—	—			29,317	(9)	$958,080	—	$—
		—	—	—			29,317		$958,080	—	$—

Joel Braun	3/15/2012	—	—	—			2,642	(3)	$86,341	—	$—
	3/15/2012	—	—	—			278	(3)	9,085	—	—
	3/15/2012	—	—	—			1,318	(3)	43,072	1,318	43,072
	2/22/2013	—	—	—			2,462	(4)	80,458	2,461	80,425
	2/22/2013	—	—	—			9,845	(4)	321,735	—	—
	2/28/2014	—	—	—			4,115	(5)	134,478	4,115	134,478
	2/28/2014	—	—	—			16,458	(5)	537,847		—
	3/5/2015	—	—	—			4,467	(7)	145,982	5,583	182,452
	3/5/2015	—	—	—			17,868	(7)	583,926	—	—
	3/17/2016	—	—	—			9,733	(8)	318,074	9,734	318,107
	3/17/2016	—	—				25,520	(8)	833,994	—	—
		—	—	—			94,706		$3,094,992	23,211	$758,534

Christopher Conlon	3/15/2012	—	—	—	1,380	(3)	$45,098	—	$—
	3/15/2012	—	—	—	692	(3)	22,615	692	22,615
	2/22/2013	—	—	—	6,535	(4)	213,564	—	—
	2/22/2013	—	—	—	1,634	(4)	53,399	1,634	53,399
	2/28/2014	—	—	—	2,729	(5)	89,184	2,729	89,184
	2/28/2014	—	—	—	22,497	(5)	735,202	—	—
	3/5/2015	—	—	—	2,964	(7)	96,864	3,705	121,079
	3/5/2015	—	—	—	5,786	(7)	189,086	—	—
	3/17/2016	—	—	—	12,111	(8)	395,787	12,111	395,787
		—	—	—	56,328		$1,840,799	20,871	$682,064

Joseph Napolitano	3/15/2012	—	—	—	2,104	(3)	$68,759	—	$—
	3/15/2012	—	—	—	525	(3)	17,157	525	17,157
	2/22/2013	—	—	—	978	(4)	31,961	978	31,961
	2/22/2013	—	—	—	8,425	(4)	275,329	—	—
	2/28/2014	—	—	—	1,636	(5)	53,464	1,636	53,464
	2/28/2014	—	—	—	6,542	(5)	213,793	—	—
	3/5/2015	—	—	—	1,776	(7)	58,040	2,219	72,517
	3/5/2015				7,104	(7)	232,159	—	—
	3/17/2016	—	—	—	5,216	(8)	170,459	5,216	170,459
	3/17/2016	—	—	—	10,145	(8)	331,539	—	—
		—	—	—	44,451		$1,452,660	10,574	$345,558

Jonathan W. Grisham	3/15/2012	—	—	—	—		$—	928	$30,327
	2/22/2013	—	—	—	—		—	1,158	37,843
	2/28/2014							2,400	78,432
	3/5/2015	—	—	—	—		—	3,256	106,406
	3/17/2016	—	—	—	—		—	3,715	121,406
		—	—	—	—		$—	11,457	$374,414

Robert Masters	3/15/2012	—	—	—	—		—	626	20,458
	2/22/2013	—	—	—	—		—	1,182	38,628
	2/28/2014							1,334	43,595
	3/5/2015	—	—	—	—		—	2,715	88,726
	3/17/2016	—	—	—	—		—	2,749	89,837
		—	—	—	—		$—	8,606	$281,244

Notes:

(1) Market value computed by multiplying the closing market price of the Company's Common Shares of $32.68 as of December 31, 2016 by the number of Restricted Share Units or Restricted LTIP Units that have not vested.
(2) Restricted LTIP Units vest over ten years with the last vesting on January 6, 2018.
(3) Restricted LTIP Units vest over five years with the last vesting on January 6, 2017.
(4) Restricted LTIP Units vest over five years with the last vesting on January 6, 2018.
(5) Restricted LTIP Units vest over five years with the last vesting on January 6, 2019.
(6) Restricted LTIP Units vest over five years with the last vesting on March 31, 2019.

(7) Restricted LTIP Units vest over five years with the last vesting on January 6, 2020.
(8) Restricted LTIP Units vest over five years with the last vesting on January 6, 2021.
(9) Restricted LTIP Units vest over three years with the last vesting on January 6, 2019.
(10) Represents the time-based portion of the awards.
(11) Represents the performance-based portion of the awards.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table provides a summary of all values realized by the NEOs upon the exercise of options and similar instruments or the vesting of Restricted Share Units or Restricted LTIP Units during the last fiscal year.

			Option Awards		Stock Awards
Name	Grant Date	Exercise/Vesting Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kenneth F. Bernstein	1/31/2008	1/6/2016	—	$—	7,736	$255,520
	3/3/2011	1/6/2016	—	—	109,185	3,606,381
	3/15/2012	1/6/2016	—	—	24,498	809,169
	2/22/2013	1/6/2016	—	—	22,566	745,355
	2/28/2014	1/6/2016	—	—	25,482	841,670
	3/31/2014	1/6/2016			22,840	754,405
	3/5/2015	1/6/2016	—	—	17,643	582,748
			—	$—	229,950	$7,595,248

Joel Braun	3/3/2011	1/6/2016	—	$—	8,176	$270,053
	3/15/2012	1/6/2016	—	—	5,557	183,548
	2/22/2013	1/6/2016	—	—	7,383	243,860
	2/28/2014	1/6/2016	—	—	8,228	271,771
	3/5/2015	1/6/2016	—	—	5,582	184,373
			—	$—	34,926	$1,153,605

Christopher Conlon	3/3/2011	1/6/2016	—	$—	19,801	$654,027
	3/15/2012	1/6/2016	—	—	2,762	91,229
	2/22/2013	1/6/2016	—	—	4,902	161,913
	2/28/2014	1/6/2016	—	—	9,320	307,840
	3/5/2015	1/6/2016	—	—	2,187	72,237
			—	$—	38,972	$1,287,246

Joseph Napolitano	3/3/2011	1/6/2016	—	$—	3,252	$107,414
	3/15/2012	1/6/2016	—	—	3,151	104,078
	2/22/2013	1/6/2016	—	—	5,190	171,426
	2/28/2014	1/6/2016	—	—	3,271	108,041
	3/5/2015	1/6/2016	—	—	2,219	73,294
			—	$—	17,083	$564,253

Jonathan W. Grisham	3/3/2011	1/6/2016	—	$—	2,924	$96,580
	3/15/2012	1/6/2016	—	—	3,576	118,115
	2/22/2013	1/6/2016	—	—	4,979	164,456
	2/28/2014	1/6/2016	—	—	4,800	158,544
	3/5/2015	1/6/2016	—	—	3,255	107,513
	3/15/2012	9/30/2016	—	—	2,648	95,964
	2/22/2013	9/30/2016	—	—	8,801	318,948
	2/28/2014	9/30/2016	—	—	12,000	434,880
	3/5/2015	9/30/2016	—	—	13,023	471,954
	9/30/2016	9/30/2016	—	—	25,292	916,582
			—	$—	81,298	$2,883,536

Robert Masters	3/3/2011	1/6/2016	—	$—	3,732	$123,268
	3/15/2012	1/6/2016	—	—	3,752	123,929
	2/22/2013	1/6/2016	—	—	3,547	117,157
	2/28/2014	1/6/2016	—	—	4,003	132,219
	3/5/2015	1/6/2016	—	—	4,849	160,162
	3/15/2012	9/30/2016	—	—	3,127	113,322
	2/22/2013	9/30/2016	—	—	5,913	214,287
	2/28/2014	9/30/2016	—	—	10,009	362,726
	3/5/2015	9/30/2016	—	—	19,397	702,947
	9/30/2016	9/30/2016	—	—	4,126	149,526
			—	$—	62,455	$2,199,543

Note:
(1) Value based on the market value of the Company's common shares on the vesting date. The closing price of the Company's common shares was $33.03 on January 6, 2016. The closing price of the Company's common shares was $36.24 on September 30, 2016.

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company has entered into an employment agreement with Mr. Bernstein and severance agreements with each of the other NEOs.

Kenneth F. Bernstein Amended and Restated Employment Agreement

On March 31, 2014, the Company entered into an amended and restated employment agreement with Kenneth F. Bernstein, extending Mr. Bernstein's position as President and Chief Executive Officer for a minimum of three years and which is renewable for successive yearly periods. A new feature of the agreement is that Mr. Bernstein is now subject to a 15 month post-termination non-compete and non-poaching provision if his employment terminates under certain circumstances. Mr. Bernstein’s base salary was $568,500 and is subject to an annual review and adjustment by the Board of Trustees, based on recommendations of the Compensation Committee. In connection with the amendment and restatement of the employment agreement, the Company issued Mr. Bernstein an award of full-value shares with a fair value of $3,000,000, subject to vesting in equal installments over five years.

Each year during the term of Mr. Bernstein’s employment, the full Board of Trustees (excluding Mr. Bernstein), at the Compensation Committee’s recommendation, considers Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee and recommended for approval to the full Board of Trustees) and discretionary bonuses payable in cash, Restricted Share Units, options, Restricted LTIP Units, or any combination thereof, as the Board of Trustees and the Compensation Committee may approve. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company’s executives.

Severance Agreements for Named Executive Officers Other than Mr. Bernstein

The Company has entered into severance agreements with each of the NEOs other than Mr. Bernstein. These agreements provide for certain termination or severance payments to be made by the Company to a NEO in the event of his termination of employment as the result of his Death, Disability, discharge for Cause or Without Cause, resignation or a termination by the NEO for Good Reason or upon a Change of Control (the terms, "Death," "Disability," "Cause," "Without Cause," "Good Reason" and "Change of Control" each defined below). If the NEO's employment is terminated either because he is discharged without Cause or due to a termination by the NEO for Good Reason, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, severance and pro rata bonus, each paid in accordance with the terms and conditions of such agreements. These payments will be reduced to the extent that they would otherwise be considered parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

Cause

The Company has the right to terminate a NEO's employment for "Cause" upon the NEO's: (A) deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials; (B) failure to perform his duties hereunder (other than any such failure resulting from NEO's incapacity due to physical or mental illness) which failure continues for a period of three business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes the NEO has not performed his duties; (C) conduct by the NEO constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of the Company's property for personal purposes; (D) material violation of a Company policy; (E) disparagement of the Company, its officers, Trustees, employees or partners; (F) soliciting any existing employee of the Company above the level of an administrative assistant to work at another company; or (G) the commission by the NEO of a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

Death

A NEO's employment will terminate upon his death ("Death").

Disability

The Company has the right to terminate a NEO's employment due to "Disability" in the event that there is a determination by the Company that the NEO has become physically or mentally incapable of performing his duties under the agreement and such Disability has disabled the NEO for a cumulative period of 180 days within a twelve-month period.

Good Reason

A NEO has the right to terminate his employment for "Good Reason," which is defined to mean: (A) upon the occurrence of any material breach of the agreement by the Company which includes but is not limited to: a material, adverse alteration in the nature of NEO's duties, responsibilities or authority; (B) upon a reduction in NEO's annual base salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, or a failure to pay such amounts when due which is not cured by the Company within ten days after written notice of such default by the NEO; (C) if the Company relocates the NEO's office requiring the NEO to increase his commuting time by more than one hour; or (D) the Company's failure to provide benefits comparable to those provided the NEO as of the effective date, other than any such failure which affects all comparably situated officers.

Without Cause

The Company has the right to terminate a NEO's employment without Cause.

Upon a Change of Control and Termination

The NEOs may be entitled to benefits upon a Change of Control and termination of their employment as discussed below.

"Change of Control" has the meaning as set forth in the employment agreement or severance agreements, as applicable.

SPECIFIC CIRCUMSTANCES THAT WOULD TRIGGER PAYMENTS UNDER THE EMPLOYEE AND SEVERANCE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The specific circumstances that would trigger payments and amount of compensation that would be paid by the Company under Mr. Bernstein's employment agreement and the other NEOs' severance agreements are as follows:

Compensation upon Termination of Employment by the Company for Cause or Voluntarily By the NEO

In the event the Company terminates a NEO's employment for Cause, or a NEO voluntarily terminates his employment, the Company will pay that NEO any unpaid annual base salary at the rate then in effect accrued through and including the date of termination and any accrued vacation pay. In addition, in such event, the NEO will be entitled to exercise any options which, as of the date of termination, have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan. All options and all Restricted Share Units granted to the executive which have not vested on the date of termination will automatically terminate.

Compensation under Mr. Bernstein's Employment Agreement upon Termination of Employment upon Death, Disability, Without Cause or for Good Reason or Change of Control and Termination of Employment

In the event of termination by the Company of Mr. Bernstein’s employment as a result of his Death, Disability, Without Cause or by Mr. Bernstein for Good Reason, subject to the execution of a release of claims by Mr. Bernstein (other than in the case of Death), the Company is obligated to pay or provide to Mr. Bernstein, his estate or personal representative, the following: (i) any unpaid accrued salary through and including the date of termination; plus (ii) an amount equal to three times his current salary; (iii) an additional amount equal to three times the average of the cash value of the bonuses (whether awarded as cash incentive bonuses or in Restricted Share Units or Restricted LTIP Units, the value of the latter to be calculated as of the date of the award) awarded to Mr. Bernstein for each of the last two years immediately preceding the year in which Mr. Bernstein’s employment is terminated; (iv) a further amount computed at an annualized rate equal to the average of the cash incentive bonuses awarded to Mr. Bernstein for each of the last two years, pro-rated for the year of termination; (v) reimbursement of expenses incurred prior to date of termination; (vi) all incentive compensation payments whether share based or otherwise that are subject to a vesting schedule including Restricted Share Units, Restricted LTIP Units and options shall immediately vest as of the date of the termination; and (vii) continuation of health coverage for two years with the exception of termination upon Death. Following a Change of Control together with either a termination Without Cause or by Mr. Bernstein for Good Reason within 12 months thereafter, the Company will be obligated to make the payments described above.

Compensation upon Termination of Employment upon Death, Disability, Without Cause or By Other Named Executive Officers for Good Reason or Change of Control and Termination of Employment

In the event of termination by the Company of the employment of a NEO as a result of the NEO's Death, Disability, Termination Without Cause or by such NEO for Good Reason, the Company is obligated to pay or to provide such NEO, the following: (i) any unpaid accrued salary through and including the date of termination; (ii) an amount equal to one year's salary at the then current annual base; (iii) reimbursement of expenses incurred prior to date of termination; (iv) a pro-rata portion of such NEO's bonus (based upon the average of the last two years' bonuses); and (v) all incentive compensation payments whether share based or otherwise that are subject to a vesting schedule including Restricted Share Units, Restricted LTIP Units and options will immediately vest as of the date of the termination.

Following a Change of Control together with either Termination Without Cause or for Good Reason, the Company is obligated to pay or provide to the NEO the full benefits described above. In addition, Messrs. Gottfried, Braun, Conlon and Napolitano will be entitled to receive an amount equal to six months' base salary and the Company will continue the base salary and medical benefits of said NEO for a period not to exceed the earlier of (a) six months from the date of such termination or (b) the date when such NEO becomes reemployed.

Acceleration of Vesting and Forfeiture of Awards under Share Incentive Plans

In addition to the termination payments discussed above, the Share Incentive Plans provide for accelerated vesting of awards in certain circumstances involving a Change in Control of the Company. These plans also provide for forfeiture of awards in certain circumstances, such as in the event of a termination for cause.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION

The following table estimates the potential payments and benefits to the NEOs upon termination of employment and Change in Control, assuming the event occurred on December 31, 2016. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time they become eligible for payment and would only be payable if the specified event occurs. The below table does not include such potential payments for Messrs. Grisham and Masters as they were retired as of September 30, 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Cash Severance ($) (1)	Bonus Severance ($)		Options Awards ($)	Stock Awards ($) (4) (5)	Other Benefits ($) (6)

Kenneth F. Bernstein
For Cause or Voluntary Resignation	$—	$—		$—	$—	$—
Death	1,791,900	12,422,191	(2)	—	14,306,226	38,538
Disability	1,791,900	12,422,191	(2)	—	14,306,226	38,538
Good Reason	1,791,900	12,422,191	(2)	—	14,306,226	38,538
Without Cause	1,791,900	12,422,191	(2)	—	14,306,226	38,538
Change in Control and Termination	1,791,900	12,422,191	(2)	—	14,306,226	38,538

John Gottfried
For Cause or Voluntary Resignation	—	—		—	—	—
Death	425,000	352,604	(3)	—	958,080	—
Disability	425,000	352,604	(3)	—	958,080	—
Good Reason	425,000	352,604	(3)	—	958,080	—
Without Cause	425,000	352,604	(3)	—	958,080	—
Change in Control and Termination	637,500	352,604	(3)	—	958,080	—

Joel Braun
For Cause or Voluntary Resignation	—	—		—	—	—
Death	420,000	1,194,364	(3)	—	3,853,526	—
Disability	420,000	1,194,364	(3)	—	3,853,526	—
Good Reason	420,000	1,194,364	(3)	—	3,853,526	—
Without Cause	420,000	1,194,364	(3)	—	3,853,526	—
Change in Control and Termination	630,000	1,194,364	(3)	—	3,853,526	—

Christopher Conlon
For Cause or Voluntary Resignation	—	—		—	—	—
Death	420,000	849,736	(3)	—	2,522,863	—
Disability	420,000	849,736	(3)	—	2,522,863	—
Good Reason	420,000	849,736	(3)	—	2,522,863	—
Without Cause	420,000	849,736	(3)	—	2,522,863	—
Change in Control and Termination	630,000	849,736	(3)	—	2,522,863	—

Joseph Napolitano
For Cause or Voluntary Resignation	—	—		—	—	—
Death	335,700	531,273	(3)	—	1,798,218	—
Disability	335,700	531,273	(3)	—	1,798,218	—
Good Reason	335,700	531,273	(3)	—	1,798,218	—
Without Cause	335,700	531,273	(3)	—	1,798,218	—
Change in Control and Termination	503,550	531,273	(3)	—	1,798,218	—

Notes:

(1) Reflects three years of severance salary for Mr. Bernstein and one year of severance salary for the other NEOs. In the case of a Change in Control and termination, the other NEOs employed by the Company receive one and one half years severance salary.

(2) Reflects three years of severance bonuses and one year of cash bonus for Mr. Bernstein.

(3) Reflects one year of severance bonuses for the other NEOs.

(4) Reflects the payment upon the immediate vesting of all Restricted Share Units and Restricted LTIP Units.

(5) Restricted Share payments based on the number of shares times $32.68, the closing price of the Company's Common Shares on December 31, 2016.

(6) Represents health coverage for Mr. Bernstein.

BOARD OF TRUSTEES COMPENSATION

Each Trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual Trustee fee in the amount of $145,000, comprised of $65,000 cash and $80,000 of Restricted Share Units or Restricted LTIP Units. In addition, Committee chairs receive an annual fee of $12,500, with the exception of the Audit Committee chair who receives an annual fee of $20,000. In addition to the other Trustee fees, the Lead Trustee receives an annual Lead Trustee fee of $100,000. These Restricted Share Units or Restricted LTIP Units vest over three years with 33% vesting on each of the next three anniversaries of the grant date. Trustees have the option to convert all or part of any cash payment due to them to Common Shares or LTIP Units with a vesting period of one year at a 10% discount to the preceding 20-day average share price from the date of the 2016 Annual Meeting. No dividends are paid currently on Restricted Share Units but instead cumulate and are paid when they vest.

Trustees who are officers and full-time employees of the Company or its subsidiaries receive no separate compensation for service as a Trustee or Committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board and committees of the Board.

Pursuant to the Company's 2006 Deferred Compensation Plan (the "Deferred Compensation Plan"), Trustees may elect to defer receipt of their annual trustee fees. Each Trustee participating in the Deferred Compensation Plan has an account, which the administrator credits with a number of Common Shares having a fair market value (as of the date of the credit) equal to the amount of the participant's compensation that the Trustee has elected to defer and would otherwise have been paid in cash or other property to the Trustee during the preceding month. The Deferred Compensation Plan generally allows the Trustees to defer receipt of their compensation and, therefore, defer paying tax on that compensation. To defer eligible compensation for any given calendar year, a Trustee must make a written election at least 30 days before the calendar year begins. The Company will credit each Trustee's deferred compensation account with additional Common Shares that (i) have a fair market value, when credited, equal to the product of any per Common Share cash dividend paid during the prior quarter and the number of Common Shares credited to the Trustee's account and (ii) equitably adjust the Trustee's account for any share dividends that would have been paid during the prior month with respect to the Common Shares credited to the Trustee's account on the last day of the prior quarter. Generally, a Trustee's account will be paid to the Trustee upon his or her separation of service from the Company and will be paid to his or her beneficiaries in the event of his or her death, in each case based on the timeframe for distributions specified in the Trustee's deferral election form. Under certain circumstances, the Board may permit a Trustee to withdraw a limited number of Common Shares from his or her account if the Trustee suffers a Hardship (as defined in the Deferred Compensation Plan).

For 2016, Ms. Luscombe elected to defer payment of her Trustee fees that are payable in Common Shares. No other Trustee elected to defer compensation for 2016.

See the Board of Trustees Compensation Table below for a summary of the compensation paid to the members of the Board of Trustees during 2016.

TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (9)		Total ($)

Lee S. Wielansky (1)	$145,000	$106,672	(3)	$—	$—	$—	$10,226		$261,898

Lorrence T. Kellar	—	182,060	(4)	—	—	—	14,075		196,135

Douglas Crocker II	—	173,395	(5)	—	—	—	11,499		184,894

Wendy Luscombe	77,500	83,484	(6)	—	—	—	5,557	(6)	166,541

William T. Spitz	77,500	83,484		—	—	—	8,964		169,948

Lynn C. Thurber	—	158,872	(7)	—	—	—	123		158,995

C. David Zoba	—	158,872	(8)	—	—	—	6,756		165,628

Notes:

(1) Mr. Wielansky is the Independent Lead Trustee.

(2) Reflects 2,351 restricted Common Share or LTIP Units granted in 2016 to each Trustee, which vest over three years with 33% vesting on each of the next three anniversaries of the grant date. The grant date per share fair value for the grants was $35.51.

(3) Mr. Wielansky elected to receive $20,000 of the cash component of his Annual Retainer of $65,000 in Restricted Share Units. These Restricted Share Units were issued at a 10% discount and vest over one year.

(4) Mr. Kellar elected to receive the cash component of his Annual Retainer of $65,000 and Chairperson fee of $20,000 in Restricted LTIP Units. These Restricted LTIP Units were issued at a 10% discount and vest over one year.

(5) Mr. Crocker elected to receive 25% of the cash component of his Annual Retainer of $65,000 and 25% of his Chairperson fee of $12,500 in Restricted LTIP Units. Mr. Crocker elected to receive 75% of these amounts in Restricted Share Units. These Restricted LTIP Units and Restricted Share Units were issued at a 10% discount and vest over one year.

(6) Ms. Luscombe has deferred the Restricted Share portion of her 2016 trustee fee of $83,484 and dividends of $5,557.

(7) Ms. Thurber elected to receive the cash component of her Annual Retainer of $65,000 in Restricted Share Units. These Restricted Share Units were issued at a 10% discount and vest over one year.

(8) Mr. Zoba elected to receive the cash component of his Annual Retainer of $65,000 in Restricted LTIP Units. These Restricted LTIP Units were issued at a 10% discount and vest over one year.

(9) Reflects cumulative dividends on unvested Restricted Share Units which vested in May 2016 and dividends paid on vested and unvested LTIP Units.

As of December 31, 2016, each independent Trustee had the following outstanding options and Restricted Share Unit awards:

OUTSTANDING TRUSTEE EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
				Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Trustee	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lee S. Wielansky	6/4/2014	—	—				1,245	(3)	$40,687
	6/9/2015	—	—				1,713	(4)	55,981
	5/9/2016	—	—				653	(5)	21,340
	5/9/2016						2,351	(6)	76,831
Total		—	—				5,962		$194,839	—	$—

Lorrence T. Kellar	6/4/2014	—	—				789	(3)	$25,785
	6/9/2015	—	—				1,713	(4)	55,981
	5/9/2016	—	—				2,776	(5)	90,720
	5/9/2016	—	—				2,351	(6)	76,831
Total		—	—				7,629		$249,317	—	$—

Douglas Crocker II	6/4/2014	—	—				789	(3)	$25,785
	6/9/2015	—	—				1,713	(4)	55,981
	5/9/2016	—	—				633	(5)	20,686
	5/9/2016						1,898	(5)	62,027
	5/9/2016						588	(6)	19,216
	5/9/2016	—	—				1,764	(6)	57,648
Total		—	—				7,385		$241,343	—	$—

Wendy Luscombe	6/4/2014	—	—				789	(3)	$25,785
	6/9/2015	—	—				1,713	(4)	55,981
	5/9/2016	—	—				2,351	(6)	76,831
Total		—	—				4,853		$158,597	—	$—

William T. Spitz	6/4/2014	—	—	789	(3)	$25,785
	6/9/2015	—	—	1,713	(4)	55,981
	5/9/2016	—	—	2,351	(6)	76,831
Total		—	—	4,853		$158,597	—	$—

Lynn C. Thurber	3/17/2016	—	—	264	(4)	$8,628
	5/9/2016	—	—	2,123	(5)	$69,380
	5/9/2016	—	—	2,351	(6)	$76,831
Total		—	—	4,738		$154,839	—	$—

C. David Zoba	8/28/2015	—	—	1,267	(7)	$41,406
	5/9/2016			2,123	(5)	69,380
	5/9/2016	—	—	2,351	(6)	76,831
Total		—	—	5,741		$187,617	—	$—

Notes:

(1) Market value computed by multiplying the closing market price of the Company's Common Shares of $32.68 as of December 31, 2016 by the number of Shares or Units that have not vested.

(2) Represents time-based awards only.

(3) Restricted Share Units and Restricted LTIP Units vest over three years with the last vesting on June 4, 2017.

(4) Restricted Share Units and Restricted LTIP Units vest over three years with the last vesting on June 9, 2018.

(5) Restricted Share Units and Restricted LTIP Units vest on May 9, 2017.

(6) Restricted Share Units and Restricted LTIP Units vest over three years with the last vesting on May 9, 2019.

(7) Restricted LTIP Units vest over three years with the last vesting on August 28, 2018.

ACADIA REALTY TRUST
COMPENSATION COMMITTEE REPORT (1)

Executive Summary

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K and the Company's Proxy Statement. The members of the Compensation Committee for the 2016 fiscal year were Messrs. Spitz, Kellar, and Crocker and Ms. Thurber.

Compensation Committee
William T. Spitz, Chairman
Lorrence T. Kellar
Douglas Crocker II
Lynn C. Thurber
_____________________

Note:

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE INFORMATION

Independent Registered Public Accounting Firm Compensation

Audit Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for the audit of the Company's consolidated financial statements as included in the Company's Form 10-K, for rendering an opinion on the Company's internal control over financial reporting and for reviews of the consolidated financial statements as included in the Company's Forms 10-Q, were $1,076,915 and $1,016,082 for the years ended December 31, 2016 and 2015, respectively.

In addition to the fees above, aggregate fees billed for professional services rendered by BDO USA, LLP for audits performed in connection with financial statements of acquired properties prepared in accordance with Section 3-14 of Regulation S-X and equity transactions aggregated $78,380 and $64,157 for the years ended December 31, 2016 and 2015, respectively.

Audit Related Fees

There were no audit related fees billed for assurance and related services by BDO USA, LLP that were not included in "Audit Fees," above, for the years ended December 31, 2016 and 2015.

Tax Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for tax preparation and compliance were $204,710 and $225,833 for the years ended December 31, 2016 and 2015, respectively.

All Other Fees

There were no other fees billed for products or services provided by BDO USA, LLP other than the services listed in "Audit Fees," "Audit Related Fees" and "Tax Fees," above, for the years ended December 31, 2016 and 2015.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for approving the engagement of BDO USA, LLP to perform audit and non-audit services on behalf of the Company or any of its subsidiaries before BDO USA, LLP provides those services. The Audit Committee has approved services other than the audit of the Company's year-end financial statements as follows: (i) audit services in connection with financial statements of acquired properties prepared in accordance with Section 3-14 of Regulation S-X at a cost not to exceed $100,000 per quarter; (ii) non-audit services in connection with equity issuances at a cost not to exceed $100,000 per quarter; and (iii) other non-audit services in an amount not to exceed $100,000 per annum. Non-audit services in excess of these limits require the approval of the full Audit Committee. All audit fees were approved by the Audit Committee and all other fees were approved pursuant to the pre-approval policy discussed above.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee presently consists of the following members of the Company's Board of Trustees: Mr. Kellar, Mr. Spitz, Ms. Luscombe and Ms. Thurber, all of whom meet the independence requirements for audit committee members under the listing standards of the New York Stock Exchange.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2016 with the Company's management. The Audit Committee has discussed with BDO USA, LLP, the Company's independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communication with Audit Committees).

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP, its independence.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Trustees that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.
Audit Committee
Lorrence T. Kellar, Chairman
Wendy Luscombe
William T. Spitz
Lynn C. Thurber

Note:

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes. The Board of Trustees has previously adopted an Audit Committee Charter that may be found on the Company's website at www.acadiarealty.com. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although the Company does not believe it is a conflict of interest or a related party transaction, the Company notes that it earned property management, construction development, legal and leasing fees from its investments in unconsolidated partnerships totaling $1,182,845 for the year ended December 31, 2016.

Review and Approval of Related Person Transactions.

The Company reviews all relationships and transactions in which the Company and the Company's Trustees and Named Executive Officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company's legal and accounting staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Trustees and Named Executive Officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, pursuant to its Charter, the Audit Committee reviews and approves all related party transactions, which the Company interprets to include any transaction that is required to be disclosed under SEC rules. The Company does not have any written standards for approving related party transactions. However, the Audit Committee only approves a related party transaction if it believes the transaction is in the best interest of the Company and its shareholders.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company's Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2016. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 411 Theodore Fremd, Suite 300, Rye, NY 10580, Attention: Corporate Secretary. Copies of the Annual Report to Shareholders and Annual Report on Form 10-K may be found on the Company's website at www.acadiarealty.com. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's Named Executive Officers, certain other officers and Trustees and persons who own more than 10% of the Common Shares (collectively, the Reporting Persons) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. As a practical matter, the Company assists its officers and Trustees by monitoring transactions and completing and filing Section 16 reports on their behalf.

SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company's 2018 proxy statement and form of proxy. In accordance with Rule 14a-8, these proposals must be received by the Company no later than 5:00 PM EST on November 30, 2017. All such proposals must be submitted in writing to the Corporate Secretary of the Company at the following address: Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580, Attention: Corporate Secretary.

In addition, if you desire to bring business (including Trustee nominations) before the Company's 2018 Annual Meeting, other than proposals presented under Rule 14a-8, you must provide written notice to the Corporate Secretary at the address noted in the preceding paragraph between October 31, 2017 and November 30, 2017; provided, however, if the date of the 2018 Annual Meeting is advanced or delayed by more than 30 days from May 10, 2018 (the anniversary of the date of the Annual Meeting), notice by a shareholder must be delivered not earlier than the 150th day prior to the 2018 Annual Meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the 2018 Annual Meeting or the tenth day following the day on which public announcement of the date of 2018 Annual Meeting is first made. You are also advised to review the Company's Bylaws, which contain additional requirements about advance notice of shareholder proposals and Trustee nominations.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The Company has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, the Company is delivering only one copy of its Annual Report and Proxy Statement to multiple shareholders who share the same mailing address and have the same last name, unless the Company has received contrary instructions from an affected shareholder. This procedure reduces the Company's printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which a single copy of the Annual Report or the Proxy Statement was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit a request in writing to Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, NY 10580, Attention: Corporate Secretary. You may also call (914) 288-8100 to request a copy of the Proxy Statement and Annual Report. You may also access the Company's Annual Report and Proxy statement at www.acadiarealty.com/proxy. Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement

If you are a shareholder of record and would like to revoke your householding consent and receive multiple copies of the Annual Report or Proxy Statement in the future, or if you currently receive multiple copies of these documents and would like only to receive a single copy, please contact the Company at the address listed in the preceding paragraph.

A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

By order of the Board of Trustees,

Jason Blacksberg, Secretary
ACADIA REALTY TRUST
411 THEODORE FREMD AVENUE
SUITE 300
RYE, NY 10580

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope the Company has provided or return it to Acadia Realty Trust, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ACADIA REALTY TRUST
THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES, AND "FOR" PROPOSALS 2, 3 AND 4 AND "ONE-YEAR" FOR PROPOSAL 5.

Vote On Trustees
1.	Election of Trustees		For	Against	Abstain
Nominees:
	1a.	Kenneth F. Bernstein	☐	☐	☐
	1b.	Douglas Crocker II	☐	☐	☐
	1c.	Lorrence T. Kellar	☐	☐	☐
	1d.	Wendy Luscombe	☐	☐	☐
	1e.	William T. Spitz	☐	☐	☐
	1f.	Lynn C. Thurber	☐	☐	☐
	1g.	Lee S. Wielansky	☐	☐	☐
	1h.	C. David Zoba	☐	☐	☐

Vote On Proposals							For	Against	Abstain
2.	THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.						☐	☐	☐

3.
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY'S 2017 PROXY STATEMENT IN ACCORDANCE WITH COMPENSATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
							☐	☐	☐

4.	TO APPROVE AN AMENDMENT TO THE COMPANY'S DECLARATION OF TRUST TO INCREASE THE AUTHORIZED SHARE CAPITAL OF THE COMPANY FROM 100 MILLION SHARES TO 200 MILLION SHARES.						☐	☐	☐

						One-Year	Two-Years	Three-Years	Abstain
5.	THE APPROVAL OF AN ADVISORY BASIS, OF THE FREQUENCY OF AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.					☐	☐	☐	☐
Signed proxies returned without specific voting directions will be voted for a frequency of "One-Year"
6.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, Trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ACADIA REALTY TRUST
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 10, 2017

This Proxy is Solicited on
Behalf of the Board of Trustees

The undersigned hereby constitutes and appoints Kenneth F. Bernstein and Jason Blacksberg, Esq., or either one of them, as proxies, with full power of substitution, to vote all Common Shares of beneficial interest of Acadia Realty Trust (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held via live webcast at www.virtualshareholdermeeting.com/AKR17 at 1:00 p.m. EDT, May 10, 2017 or at any adjournments or postponements thereof.

This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted according to the Board of Trustees recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 10, 2017: This Proxy Statement and the Company's 2016 Annual Report to shareholders are available at www.acadiarealty.com/proxy

Address Changes and/or Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)